PROSPECTUS SUPPLEMENT
(To prospectus dated January 3, 2006)
KfW, Frankfurt/Main, Federal Republic of Germany
C$400,000,000
5.05% Global Notes due 2025
     Kreditanstalt für Wiederaufbau, also known as KfW, will pay interest on the notes in two equal, semi-annual installments in arrears on February 4 and August 4, commencing on August 4, 2006. The first interest payment will be for interest accrued from and including February 4, 2006 to, but excluding, August 4, 2006. The notes will mature on February 4, 2025. The notes will be fungible with and form a single issuance with the KfW C$450,000,000 aggregate principal amount of 5.05% Global Notes due 2025, which were issued on February 4, 2005. The notes are not redeemable at any time prior to maturity.
     The notes will be represented by one or more permanent global certificates, initially kept in custody by Deutsche Bank Trust Company Americas, known as DBTCA, that will not be exchangeable for definitive notes except in the very limited circumstances described in this prospectus supplement.
     KfW will make payments with respect to the notes without deduction of withholding taxes, unless otherwise required by law. There will be no “gross-up” provision requiring additional payments to be made in respect of the notes in the event of the imposition of a tax deduction or withholding.
     Pursuant to the Law Concerning the Kreditanstalt für Wiederaufbau, the notes will benefit from a statutory guarantee of the Federal Republic of Germany.
     Purchasers of the notes must make payment in Canadian dollars. The managers may arrange for U.S. purchasers to pay for the notes in U.S. dollars. KfW will pay the principal of and interest on the notes in Canadian dollars. However, if you elect to hold notes through DTC, you will receive the principal of and interest on the notes in U.S. dollars unless you elect to receive such payments in Canadian dollars.
     For information on exchange risks, see “Information on Currency Conversion and Foreign Exchange Exposure” and “Description of the Notes” herein.
     The notes are governed by the laws of the Federal Republic of Germany. Any action or other legal proceedings arising out of or in connection with the notes may exclusively be brought in the District Court (Landgericht) in Frankfurt am Main.
     Application has been made to list the notes on the regulated market of the Luxembourg Stock Exchange pursuant to Chapter 2 of Part III of the Loi relative aux prospectus pour valeurs mobilières dated July 10, 2005 (the “Luxembourg Prospectus Act”).

	Per Note	Total

Price to public(1)	103.846%	C$	415,384,000
Underwriting commissions	0.4%	C$	1,600,000
Proceeds to KfW(1)(2)	103.446%	C$	413,784,000

(1)	Plus accrued interest from February 4, 2006 until March 21, 2006 in the aggregate amount of C$2,490,410.96. Plus accrued interest, if any, from March 21, 2006 if settlement occurs after that date.

(2)	Before deduction of expenses payable by KfW.
     The managers (as defined in “Subscription and Sale”) are offering the notes subject to various conditions. The managers will have the right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that delivery of the notes will be made through the facilities of The Depository Trust Company, also known as DTC, as well as through the facilities of other clearing systems that participate in DTC, including The Canadian Depository for Securities Limited, also known as CDS, Clearstream Banking, société anonyme, Luxembourg, also known as CBL, and Euroclear, on or about March 21, 2006.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

CIBC World Markets
RBC Capital Markets

The date of this prospectus supplement is March 16, 2006.

      This prospectus supplement should be read together with the accompanying prospectus dated January 3, 2006, and the documents incorporated herein by reference, which contain information regarding KfW, the Federal Republic of Germany and other matters, including a description of certain terms of the notes offered hereby. See “Incorporation by Reference” below. Further information concerning KfW and the notes offered hereby may be found in the registration statement (Registration Statement No. 333-121363/121363-01) filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933 and relating to our debt securities described in the prospectus.

      This prospectus supplement, together with the accompanying prospectus dated January 3, 2006 and the documents incorporated herein by reference, fulfills the requirements for a simplified prospectus pursuant to Chapter 2 of Part III of the Luxembourg Prospectus Act. It does not constitute a prospectus pursuant to Part II of the Luxemburg Prospectus Act transforming Directive 2003/71/EC (the “Prospectus Directive”) into law in Luxemburg. Accordingly, this prospectus supplement, together with the accompanying prospectus dated January 3, 2006 and the documents incorporated herein by reference, does not purport to meet the format and the disclosure requirements of the Prospectus Directive and Commission Regulation (EC) No 809/2004 implementing the Prospectus Directive, and it has not been, and will not be, submitted for approval to any competent authority within the meaning of the Prospectus Directive. The notes issued pursuant to this prospectus supplement will therefore not qualify for the benefit of the single European passport pursuant to the Prospectus Directive.

      The Luxembourg Stock Exchange takes no responsibility for the contents of this prospectus supplement and the accompanying prospectus, makes no representations as to their accuracy or completeness and expressly disclaims any liability for any loss arising from or in reliance upon the whole or any part of the contents of this prospectus supplement and the accompanying prospectus. KfW accepts full responsibility for the accuracy of the information contained in this prospectus supplement and the accompanying prospectus and confirms, having made all reasonable inquiries, that to the best of its knowledge and belief there are no other facts the omission of which would make any statement herein or in the prospectus misleading in any material respect.

      You should rely only on the information incorporated by reference or provided in this prospectus supplement or the prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of such documents or, with respect to information incorporated by reference, as of date of such information.

      In this prospectus supplement, references to “euro” or “€” are to the single European currency adopted by certain participating member countries of the European Union, including the Federal Republic of Germany, as of January 1, 1999. References to “U.S. dollars” or “$” are to United States dollars. See “Exchange Rate Information” for information regarding the rates of conversion of euro into U.S. dollars. References to “Canadian dollars,” “C$” or “CAD” are to Canadian dollars.

      In this prospectus supplement, references to “we” or “us” are to KfW. References to “KfW Bankengruppe” or “group” are to KfW and its consolidated subsidiaries.

      In connection with this offering of notes, Royal Bank of Canada Europe Limited or any person acting for it may over-allot the notes (provided that the aggregate principal amount of notes allotted does not exceed 105 percent of the aggregate principal amount of the notes) or effect transactions with a view to supporting the price of the notes at a level higher than that which might otherwise prevail. However, there is no assurance that Royal Bank of Canada Europe Limited or any person acting for it will undertake stabilization action. Any stabilization action may begin at any time after the adequate public disclosure of the final terms of the offer of the notes and, if begun, may be ended at any time, but it must end no later than the earlier of 30 days after the closing date and 60 days after the date of the allotment of the notes.

USE OF PROCEEDS
      We estimate that the net proceeds from the sale of the notes will be approximately C$413,784,000 (after deducting underwriting discounts and expenses). The net proceeds from the sale of the notes will be used by us in our general business.
RECENT DEVELOPMENTS
      For information on KfW’s unaudited results for the year ended December 31, 2005, as well as updated information on the Federal Republic of Germany, see Amendment No. 3 to the annual report on Form 18-K/ A filed with the SEC on February 1, 2006, which is incorporated herein by reference. See “Incorporation by Reference” below.

EXCHANGE RATE INFORMATION
      We file reports with the Securities and Exchange Commission giving financial and economic data expressed in euro.
      The following table shows the average noon buying rates for euro, expressed as U.S. dollars per €1.00, for the periods and dates indicated.

Year Ended December 31,	Average(1)

2001	0.8909
2002	0.9495
2003	1.1411
2004	1.2478
2005	1.2400

(1)	The average of the noon buying rates on the last business day of each month during the relevant period.
      The following table shows the high and low noon buying rates for euro, expressed as U.S. dollars per €1.00, for each month from September 2005 through February 2006 as well as for March 2006 (through March 15).

	High	Low

September 2005	1.2538	1.2011
October 2005	1.2148	1.1914
November 2005	1.2067	1.1667
December 2005	1.2041	1.1699
January 2006	1.2287	1.1980
February 2006	1.2100	1.1860
March 2006 (through March 15)	1.2045	1.1886
      The noon buying rate for euro on March 15, 2006 was €1.00 = $1.2045.
      No representation is made that the euro or U.S. dollar amounts referred to herein could have been or could be converted into euro or U.S. dollars, as the case may be, at any particular rate.
      There are, except in limited embargo circumstances, no legal restrictions in the Federal Republic of Germany on international capital movements and foreign exchange transactions. However, for statistical purposes only, every individual or corporation residing in the Federal Republic of Germany must report to the Deutsche Bundesbank, the German Central Bank, subject to a number of exceptions, any payment received from or made to an individual or a corporation resident outside of the Federal Republic of Germany if such payment exceeds €12,500 (or the equivalent in a foreign currency).

DESCRIPTION OF THE NOTES
      The following description of the particular terms and conditions of the notes (the “conditions”) offered hereby (referred to herein as the “notes” and in the prospectus as the “securities”) supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the securities set forth in the prospectus, to which description reference is hereby made. The description of the notes below (with the exception of certain explanatory text designated by italics) is substantially the same as the legally binding English text thereof and is qualified in its entirety by reference thereto. A copy of the form of conditions has been filed with the Securities and Exchange Commission as an exhibit to the registration statement of which this prospectus supplement and the prospectus are a part.
General Provisions
      Principal Amount and Denomination. The notes will be issued in an aggregate principal amount of four hundred million Canadian dollars (C$400,000,000), divided into four hundred thousand notes in the principal amount of C$1,000 each which will rank equally among themselves. The notes will be fungible with and form a single issue with the KfW C$450,000,000 aggregate principal amount of 5.05% Global Notes due 2025, which were issued on February 4, 2005.
      Global Certificates — Form. The notes will be represented by one or more permanent global certificates without interest coupons, which will be kept in custody by DBTCA, or any successor, as custodian for DTC until all our obligations under the notes have been satisfied. The global certificates (as defined under “Clearing and Settlement — Certification and Custody; Appointment of Registrar and Paying Agent”) will be manually signed by two of our authorized representatives and will each be manually authenticated by or on behalf of the registrar (as defined under “Clearing and Settlement — Certification and Custody; Appointment of Registrar and Paying Agent”). According to the conditions, definitive certificates representing individual notes and interest coupons will not be issued. Definitive certificates representing individual notes may however be issued in the very limited circumstances described under “Clearing and Settlement — The Clearing Systems — DTC.”
      Transfers. Transfers will be made by book-entry only as described in further detail under “Clearing and Settlement — Transfers.”
Status
      The notes will constitute unsecured and unsubordinated obligations of KfW and will rank equally with all of our other present and future unsecured and unsubordinated obligations, but subject to any applicable mandatory statutory exceptions.
Interest
      Interest Rate and Due Dates. The notes will bear interest at the rate of 5.05% per year as from February 4, 2006. The notes will cease to bear interest upon the end of the day preceding the day on which they become due for redemption. Interest is payable in two equal, semi-annual installments in arrears on February 4 and August 4. The first interest payment will be made on August 4, 2006 for the period commencing on February 4, 2006 (inclusive) and ending on August 4, 2006 (exclusive).
      Late Payment. Should we fail to repay the notes on the due date therefor, interest on the notes shall, subject to the provisions with respect to business days (as defined under “— Payments — Business Days”), continue to accrue beyond the due date until actual repayment of the notes at the default rate of interest established by law. Under German law, the default rate is five percentage points above the basic rate of interest announced by the German Federal Bank immediately after January 1 and July 1 in each year. In January 2006, the German Federal Bank announced a base rate of 1.37% per annum, making the default rate at that time 6.37%.
      Accrued Interest. Whenever it is necessary to compute any amount of accrued interest in respect of the notes for a period of less than one full year, other than with respect to regular semi-annual interest payments, such interest shall be calculated on the basis of the actual number of days in the period and a year of 365 or 366 days, as the case may be (known as “Actual/ Actual Canadian Compound Method”).

Maturity; Repurchase
      Maturity. The notes shall be redeemed at par on February 4, 2025. Subject to the provisions with respect to termination for default set forth under “— Termination for Default,” neither KfW nor any noteholder shall be entitled to redeem the notes before their stated maturity.
      Repurchase. We may at any time purchase and resell notes in the open market or otherwise.
Payments
      Payments. Payments of principal of, and interest on, the notes shall be made on the relevant payment date (see “— Payment Date and Due Date”) to, or to the order of, the person registered at the close of business on the relevant record date (see “— Record Date”) in the register kept by the registrar in U.S. dollars or CAD as set forth below. Payments of principal shall be made upon surrender of the global certificates to the paying agent.
      Any holder shall receive payments of principal and interest in respect of the Notes in U.S. dollars, unless such holder elects to receive payments in Canadian dollars in accordance with the procedures set out below. To the extent that holders shall not have made such election in respect of any payment of principal or interest, the aggregate amount designated for all such holders in respect of such payment (the “CAD conversion amount”) shall be converted by the paying agent into U.S. dollars and paid by wire transfer of same day funds to the registered holder of the global certificates for payment through DTC’s settlement system to the relevant DTC participants. All costs of any such conversion shall be deducted from such payments. Any such conversion shall be based on the bid quotation of the paying agent, at or prior to 11:00 A.M., New York City time, on the second conversion business day preceding the relevant payment date, for the purchase by the paying agent of the CAD conversion amount with U.S. dollars for settlement on such payment date. “Conversion business day” means a day which is a New York business day, a Toronto business day, and a Frankfurt business day (as defined under “— Business Days”). If such bid quotation is not available, the paying agent shall obtain a bid quotation from a leading foreign exchange bank in New York City selected by the paying agent for such purpose. If no bid quotation from a leading foreign exchange bank is available, payment of the CAD conversion amount will be made in Canadian dollars to the account or accounts specified by DTC to the paying agent. Until such account or accounts are so specified, the funds still held by the paying agent shall bear interest at the rate of interest quoted by the paying agent for deposits with it on an overnight basis, to the extent that the paying agent is reasonably able to reinvest such funds.
      Any holder may elect to receive payment of principal and interest with respect to the notes in Canadian dollars by causing DTC, through the relevant DTC participant, to notify the paying agent by the time specified below of (i) such holder’s election to receive all or a portion of such payment in Canadian dollars and (ii) wire transfer instructions to a Canadian dollar account. Such election in respect of any payment shall be made by the holder at the time and in the manner required by the DTC procedures applicable from time to time and shall, in accordance with such procedures, be irrevocable. DTC’s notification of such election, wire transfer instructions and of the amount payable in Canadian dollars pursuant to this paragraph must be received by the paying agent prior to 5:00 P.M., New York City time, on the fifth New York business day (as defined under “— Business Days”) following the relevant record Date (as defined under “— Record Date”) in the case of interest and prior to 5:00 P.M., New York City time, on the eighth New York business day prior to the payment date (see “— Payment Date and Due Date”) for the payment of principal. Any payments under this paragraph in Canadian dollars shall be made by wire transfer of same day funds to Canadian dollar accounts designated by DTC.
      All payments made by us to, or to the order of, the registered holder of the global certificates shall discharge our liability under the notes to the extent of the sums so paid.
      Record Date. The record date (the “record date”) for purposes of payments of principal and interest (see “— Payments”) shall be, in respect of each such payment, the tenth New York business day prior to the relevant payment date (see “— Payment Date and Due Date”).
      Business days. If any due date for payment of principal or interest in Canadian dollars in respect of any note to the registered holder of the global certificates is not a Toronto business day, such payment will not be made until the next following Toronto business day, and no further interest shall be paid in respect of the delay in such payment. If any due date for payment of principal or interest in U.S. dollars in respect of any note to the registered holder of the global certificates is not a Toronto business day or not a New York business day, such payment shall not be made until the next day which is both a Toronto business day and a New York business day, and no further interest shall be paid in respect of the delay in such payment. “New York business day” means any day on which banking institutions in New York City are not obligated and not authorized to close. “Toronto business day” means any day (other than a Saturday or Sunday) on which credit institutions are open for business in Toronto. “Frankfurt business day” means any day (other than a Saturday or Sunday) on which credit institutions are open for business in Frankfurt am Main.
      Payment Date and Due Date. For the purposes of the terms and conditions of the notes, “payment date” means the day on which the payment is actually to be made, where applicable as adjusted in accordance with the preceding paragraph, and “due date” means the payment date provided for herein, without taking account of any such adjustment.
Taxes
      All payments by us in respect of the notes shall be made without deduction or withholding of taxes or other duties, unless such deduction or withholding is required by law. In the event of such deduction or withholding, KfW shall not be required to pay any additional amounts in respect of the notes.
Termination for Default
      Any noteholder may, at its option, declare its notes due and demand repayment thereof at their principal amount plus interest accrued to the date of repayment if we shall fail to pay any amount payable under the notes within 30 days from the relevant due date. The right to declare notes due shall cease if the noteholder has received the relevant payment before it has exercised such right. Any notice declaring notes due shall be made by means of a written notice to be delivered by hand or registered mail to us together with proof that such noteholder at the time of such notice is a holder of the relevant notes by means of a certificate of the noteholder’s custodian as set forth under “— Governing Law, Jurisdiction, Enforcement and Language — Enforcement.” Definitive certificates representing individual notes and interest coupons will not be issued in the event of a default.
Registrar and Paying Agent
      We will appoint DBTCA as initial registrar (the “registrar”) and paying agent (the “paying agent”). We may at any time vary or terminate the appointment of the registrar or the paying agent or approve any change in the office through which they act (the “specified office”) provided that there shall at all times be a registrar and paying agent, and provided further that so long as the notes are listed on any stock exchange (and the rules of such stock exchange so require), we will maintain a paying agent with a specified office in the city in which such stock exchange is located. We will give notice of any change in the registrar of paying agent or in their specified offices by publication in the manner set forth under “— Notices.”
      The registrar and the paying agent in such capacities are acting exclusively as our agents and do not have any legal relationship of any nature with or accountability to any noteholder.
Further Issues
      We reserve the right, from time to time without the consent of the noteholders, to issue additional notes, on terms identical in all respects to those set forth in the terms and conditions of the notes (except as to the date from which interest shall accrue), so that such additional notes shall be consolidated with, form a single issue with and increase the aggregate principal amount of, the notes. The term “notes” shall, in the event of such increase, also include such additional issued notes.
Notices
      All notices regarding the notes shall be published in the following journals: (a) so long as the notes are listed on the Luxembourg Stock Exchange (and the rules of such Stock Exchange so require) at least one leading daily newspaper of general circulation in Luxembourg (expected to be the d’Wort); (b) a leading daily newspaper of general circulation in the Federal Republic of Germany; (c) a leading daily newspaper printed in the English language and of general circulation in New York City (expected to be the Wall Street Journal); and (d) a leading daily newspaper printed in the English language and of general circulation in Canada (expected to be the The Globe and Mail). Any notice will become effective for all purposes on the third day following the date of its publication or, if published more than once or on different dates, on the third day following the first date of any such publication.
Governing Law, Jurisdiction, Enforcement and Language
      Governing Law. The notes, both as to form and content, as well as our rights and duties and those of the noteholders shall be governed by and shall be construed in accordance with the laws of the Federal Republic of Germany. Transfers and pledges of notes executed between DTC participants and between DTC and DTC participants will be governed by the laws of the State of New York.
      Jurisdiction. Any action or other legal proceedings arising out of or in connection with the notes may exclusively be brought in the District Court (Landgericht) in Frankfurt am Main.
      Enforcement. Any noteholder may in any proceedings against us or to which the noteholder and we are parties protect and enforce in its own name its rights arising under its notes on the basis of (a) a certificate issued by its custodian (i) stating the full name and address of the noteholder, (ii) specifying an aggregate principal amount of notes credited on the date of such statement to such noteholder’s securities account maintained with such custodian and (iii) confirming that the custodian has given a written notice to DTC and the registrar containing the information pursuant to (i) and (ii) and bearing acknowledgments of DTC and the relevant DTC participant and (b) copies of the global certificates certified as being true copies by a duly authorized officer of DTC or the registrar. For purposes of the foregoing, “custodian” means any bank or other financial institution of recognized standing authorized to engage in securities custody business with which the noteholder maintains a securities account in respect of any notes and includes DTC and any other clearing system which is a participant in DTC.
      Language. The conditions are written in the English and German languages, with the English version controlling and binding.
ADDITIONAL UNITED STATES TAX CONSIDERATIONS
      For United States federal income purposes, the issuance of the notes will be a “qualified reopening” of the KfW C$450,000,000 5.05% Global Notes due 2025 that were issued on February 4, 2005. The notes offered herein will therefore have the same adjusted issue price and the same issue date (both as described in the section “United States Taxation — Original Issue Discount” in the accompanying prospectus) as the notes issued on February 4, 2005. For United States federal income tax purposes, a portion of the price at which you purchase your notes will be treated as attributable to accrued interest on your notes. If you are a United States holder, any amounts attributable to accrued interest will not be included in your basis in the notes and will reduce the amount of the first payment of stated interest on the notes that you must include in your gross income. For further information on U.S. tax considerations, see “United States taxation” in the accompanying prospectus.

CLEARING AND SETTLEMENT
      The information set out below in connection with DTC, CDS, Euroclear or CBL, which are collectively referred to as the clearing systems, is subject to any change in or reinterpretation of the rules, regulations and procedures of the clearing systems currently in effect. The information in this section concerning the clearing systems has been obtained from sources that we believe to be reliable, but neither we nor any manager takes any responsibility for the accuracy thereof. Investors wishing to use the facilities of any of the clearing systems are advised to confirm the continued applicability of the rules, regulations and procedures of the relevant clearing system. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, interests in the notes held through the facilities of any clearing system or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.
Certification and Custody; Appointment of Registrar and Paying Agent
      Clearing and settlement arrangements, including the existing links between CDS, Euroclear and CBL and the participation of these systems in DTC, will provide investors access to four major clearing systems. At initial settlement, the notes will be represented by one or more permanent global certificates (the “global certificates”) which will not be exchangeable for definitive certificates representing individual notes except in very limited circumstances described under “— The Clearing Systems — DTC.” The global certificates, which are to be held by DBTCA as custodian for DTC, will be issued in registered form in the name of DTC’s nominee Cede & Co. and will represent the notes held by investors electing to hold notes through financial institutions that are participants in DTC (“DTC participants”). The notes are expected to be accepted for clearance and settlement through DTC on March 21, 2006. CDS, Euroclear and CBL participate in DTC, and, accordingly, notes held by investors electing to hold notes through financial institutions that are participants in CDS, Euroclear and CBL (“CDS, Euroclear and CBL participants”) are thus also represented by the global certificates.
      The notes represented by the global certificates will equal the total aggregate principal amount of the notes outstanding at any time. Owners of beneficial interests in the global certificates will not be entitled to have notes registered in their names, and will not be entitled to receive physical delivery of definitive certificates representing individual notes. KfW may issue definitive certificates representing individual notes in the very limited circumstances described under “— The Clearing Systems — DTC.”
      We will appoint DBTCA as initial registrar and paying agent (in performing both functions, the “Agent”) as described in greater detail under the heading “Description of the Notes — Registrar and Paying Agent.” The details of any such agent are set forth under “Further Information.”
      The Agent is acting exclusively as our agent and does not have any legal relationship of any nature with or accountability to the noteholders.
      The global certificates have been assigned an ISIN number of US500769BC70, a CUSIP number of 500769BC7 and a common code of 021190748.
Payments
      As described under “— Certification and Custody; Appointment of Registrar and Paying Agent,” DBTCA will act as our initial paying agent for the notes. Principal and interest payments on the notes will be made by us through the paying agent to the registered holder of the global certificates in U.S. dollars or Canadian dollars as set forth under “Description of the Notes — Payments.” Any noteholder shall receive payments of principal and interest in respect of the notes in U.S. dollars, unless such holder elects to receive payments in Canadian dollars as set forth under “Description of the Notes — Payments.” All payments duly made by us to, or to the order of, the registered holder of the global certificates, shall discharge our liability under the notes to the extent of the sum or sums so paid. Therefore, after such payments have been duly made, neither we nor the paying agent has any direct responsibility or liability for the payment of principal or interest on the notes to owners of beneficial interests in the global certificates. Payments by DTC participants and indirect DTC participants (as defined under “— The Clearing Systems — DTC” below) to owners of beneficial interests in the global certificates will be governed by standing instructions and customary practices and will be the responsibility of the DTC participants or indirect DTC participants. Neither we nor the paying agent will have any responsibility or liability for any aspect of the records of DTC relating to or payments made by DTC on account of beneficial interests in the global certificates or for maintaining, supervising or reviewing any records of DTC relating to such beneficial interests. Substantially similar principles will apply with regard to CDS, Euroclear and CBL participants.
Transfers
      Title to book-entry interests in the notes will pass by book-entry registration of the transfer within the records of DTC, CDS, Euroclear or CBL, as the case may be, in accordance with their respective procedures. Book-entry interests in the notes may be transferred within DTC, CDS, Euroclear or CBL, as the case may be, in accordance with their respective procedures established for this purpose. Transfers of book-entry interests in the notes between any of DTC, CDS, Euroclear and CBL may be effected in accordance with the procedures established for this purpose by DTC, CDS, Euroclear and CBL.
The Clearing Systems
Overview
      Beneficial interests in the global certificates will be represented through book-entry accounts at financial institutions acting on behalf of such beneficial owners as direct and indirect participants in DTC. An investor may elect to hold beneficial interests in the global certificates directly through either DTC, CDS, Euroclear or CBL, if such investor is a participant in any such system, or indirectly through an organization which is a participant in any such system. CDS will hold interest on behalf of its participants through its account at DTC. Euroclear and CBL will hold interests on behalf of their participants through customer securities accounts in the name of Euroclear and CBL on the books of their respective depositaries, which in turn will hold such interests in customer securities accounts in their respective names on the books of DTC.
CDS
      CDS was incorporated in 1970 and is Canada’s national securities clearing and depository services organization. Functioning as a service utility for the Canadian financial community, CDS provides a variety of computer automated services for financial institutions and investment dealers active in domestic and international capital markets. CDS participants include banks, investment dealers and trust companies and may include certain of the managers. Indirect access to CDS is available to other organizations that clear through or maintain a custodial relationship with a CDS participant. Transfers of ownership and other interests, including cash distributions, in bonds in CDS may only be processed through CDS participants and will be completed in accordance with existing CDS rules and procedures. CDS operates in Montreal, Toronto, Calgary, Vancouver and Halifax to centralize securities clearing functions through a central securities depository.
      CDS is a private corporation, owned one-third by investment dealers, one-third by banks and one-third by trust companies through their respective industry associations. CDS is the exclusive clearing house for equity trading on the Toronto Stock Exchange and also clears a substantial volume of “over the counter” trading in equities and bonds.
DTC
      DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the U.S. Securities Exchange Act of 1934, as amended. DTC holds securities that DTC participants deposit with DTC. DTC also facilitates the post-trade settlement among DTC participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between DTC participants’ accounts. This eliminates the need for physical movement of securities certificates. DTC participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC, in turn, is owned by a number of DTC participants and Members of the National Securities Clearing Corporation, Government Securities Clearing Corporation, MBS Clearing Corporation and Emerging Markets Clearing Corporation, (NSCC, GSCC, MBSCC, and EMCC, also subsidiaries of DTCC), as well as by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly (“indirect DTC participants”). The DTC Rules applicable to its participants are on file with the Securities and Exchange Commission.
      Transfers of beneficial interests in notes in DTC may be made only through DTC participants. Indirect DTC participants are required to effect transfers through a DTC participant. In addition, beneficial owners of notes in DTC will receive all distributions of principal of and interest on the notes from the paying agent through a DTC participant. Distributions in the United States will be subject to tax reporting in accordance with relevant United States tax laws and regulations as set forth in “United States Taxation” in the accompanying prospectus.
      Because DTC can only act on behalf of DTC participants, who in turn act on behalf of indirect DTC participants, and because beneficial owners will hold interests in the notes through DTC participants or indirect DTC participants, the ability of such beneficial owners to pledge notes to persons or entities that do not participate in DTC, or otherwise take actions with respect to such notes, may be limited.
      The established procedures of DTC provide that (i) upon issuance of the notes by us, DTC will credit the accounts of DTC participants designated by the managers (as defined in “Subscription and Sale”) with the principal amount of the notes purchased by the managers, and (ii) ownership of interests in the global certificates will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC, the DTC participants and the indirect DTC participants. The laws of some jurisdictions require that certain persons take physical delivery in definitive form of securities which they own. Consequently, the ability to transfer beneficial interests in the global certificates is limited in such context.
      KfW and the Agent have each undertaken to DTC that, in the event DTC is unable or unwilling to continue providing its services, and a successor securities depository is not obtained, KfW and the Agent shall cooperate fully with DTC in taking appropriate action to make definitive certificates representing individual notes available to holders.
CBL
      CBL is incorporated under the laws of Luxembourg. CBL holds securities for its participating organizations and facilitates the clearance and settlement of securities transactions between CBL participants through electronic book-entry changes in accounts of CBL participants, thereby eliminating the need for physical movement of certificates. Transactions may be settled in CBL in various currencies, including Canadian dollars. CBL provides to CBL participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. CBL interfaces with domestic markets in several countries. As a professional depositary, CBL is subject to regulation by the Luxembourg Monetary Institute.
      CBL participants are recognized financial institutions around the world, including managers, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the managers. Indirect access to CBL is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a CBL participant either directly or indirectly. Distributions with respect to notes held beneficially through CBL will be credited to cash accounts of CBL participants in accordance with its rules and procedures.
Euroclear
      Euroclear was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions may be settled in various currencies, including U.S. dollars. Euroclear includes various other services, including securities lending and borrowing, and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./ N.V. (the “Euroclear operator”). All operations are conducted by the Euroclear operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear operator. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the managers. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.
      The Euroclear operator is regulated and examined by the Belgian Banking Commission.
      Securities clearance accounts and cash accounts with the Euroclear operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Euroclear terms and conditions”). The Euroclear terms and conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear operator acts under the Euroclear terms and conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants.
      Distributions with respect to notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Euroclear terms and conditions, to the extent received by the Euroclear operator.
Global Clearance and Settlement Procedures
Initial Settlement
      Customary settlement procedures will be followed for participants of each system at initial settlement. Settlement procedures applicable to the domestic United States dollar market will be followed for primary market purchasers which are participants in DTC, and notes will be credited to their securities accounts on the settlement date against payment in U.S. dollars in same-day funds. Settlement procedures applicable to conventional eurobonds in registered form will be followed for primary market purchasers which are Euroclear or CBL participants, and notes will be credited to their securities accounts on the business day following the settlement date against payments for value on the settlement date. Investors electing to hold their notes through CDS will follow the settlement procedures applicable to Canadian corporate debt obligations.
Secondary Market
      Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s same-day funds settlement system. Secondary market trading between Euroclear and CBL participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Euroclear and CBL and will be settled using the procedures applicable to conventional eurobonds in immediately available funds. Secondary market sales of book entry interests in the notes between CDS participants will be conducted in accordance with market conventions applicable to transactions in book-based Canadian corporate debt obligations.
      Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through CDS, Euroclear or CBL, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant clearing system by its U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines. The relevant clearing system will, if a transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. CDS,

Euroclear and CBL participants may not deliver instructions directly to the U.S. depositaries of their respective clearing systems.
      Because of time zone differences, credits or notes received in Euroclear or CBL as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such notes settled during such processing will be reported to the relevant Euroclear or CBL participants on such business day. Cash received in Euroclear or CBL as a result of sales of notes by or through a Euroclear or CBL participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or CBL cash account only as of the business day following settlement in DTC.
INFORMATION ON CURRENCY CONVERSION AND FOREIGN EXCHANGE EXPOSURE
Currency conversion
      Initial purchasers are required to pay for the notes in Canadian dollars. Each manager may, under certain terms and conditions, arrange for the conversion of U.S. dollars into Canadian dollars to enable U.S. purchasers to pay for the notes in Canadian dollars. Each such conversion will be made by such manager on such terms and subject to such conditions, limitations and charges as such manager may from time to time establish in accordance with its regular foreign exchange practices, and subject to any applicable laws and regulations. All costs of conversion will be borne by such purchasers of the notes. See also “— Foreign Exchange Exposure.” For the specific payment procedures in connection with the payments to be made by KfW under the notes, see “Description of the Notes — Payments.”
Foreign exchange exposure
      An investment in the notes, which are denominated in, and all payments in respect of which are to be made in, a currency other than the currency of the country in which the purchaser is resident or the currency in which the purchaser conducts its business or activities (the “home currency”), entails significant risks that are not associated with a similar investment in a security denominated in the home currency. Such risks include, without limitation, the possibility of significant changes in rates of exchange between the home currency and the Canadian dollar and the possibility of the imposition or modification of foreign exchange controls with respect to the Canadian dollar. Such risks generally depend on economic and political events over which KfW has no control. In recent years, rates of exchange for certain currencies have been highly volatile and such volatility may be expected to continue in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations in such rate that may occur during the term of the notes. Depreciation of the Canadian dollar against the relevant home currency could result in a decrease in the effective yield of the notes below the coupon rate and, in certain circumstances, could result in a loss to the investor on a home currency basis.
      The description of foreign currency risks does not describe all the risks of an investment in securities denominated in a currency other than the home currency. Prospective investors should consult their own financial and legal advisors as to the risks involved in an investment in the notes.
SUBSCRIPTION AND SALE
      Canadian Imperial Bank of Commerce, London Branch and Royal Bank of Canada Europe Limited (the “managers”) have agreed with us, severally and not jointly, pursuant to a subscription agreement dated March 16, 2006 (the “subscription agreement”), to subscribe and pay for the principal amount of the notes set forth opposite their respective names below at 103.846% of their principal amount, plus accrued interest for the period from (and including) February 4, 2006, to (but excluding) March 21, 2006, less a combined commission of 0.4% of such principal amount. Under the terms and conditions of the subscription agreement, the managers are committed to take and pay for all of the notes, if any are taken. We may also agree to bear certain costs and expenses incurred by the managers in connection with the issue, subscription and offering of the notes. After the initial public offering, the price to public may be changed.

	Principal amount
Managers	of notes

Canadian Imperial Bank of Commerce, London Branch	C$	200,000,000
Royal Bank of Canada Europe Limited		200,000,000

Total	C$	400,000,000

      The notes will be offered for sale in those jurisdictions in the United States, Europe, Asia and elsewhere where it is legal to make such offers.
      In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each manager has represented and agreed, that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of the notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of the notes to the public in that Relevant Member State at any time:

(i)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(ii)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(iii)	in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive or pursuant to any applicable national law of any Relevant Member State;
whereby the expression an “offer of the notes to the public” in relation to the notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/ EC and includes any relevant implementing measure in each Relevant Member State.
      Each manager has represented and agreed that: (a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of such notes in circumstances in which section 21(1) of the FSMA does not apply to KfW; and (b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.
      Each manager has agreed that in connection with any distribution of the notes in the United States such manager will comply with and cause any of its affiliates which offers or sells notes in the United States to comply with applicable United States law.
      Each manager has acknowledged and agreed that it will not offer or sell any notes directly or indirectly in Japan or to, or for the benefit of, any Japanese person or to others, for re-offering or re-sale directly or indirectly in Japan or to any Japanese person, except in each case pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law of Japan and any other applicable laws and regulations of Japan. For purposes of this paragraph, “Japanese person” means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.
      Each manager has represented and agreed that it has not offered or sold, and it will not offer or sell any notes, directly or indirectly, in Canada or any province or territory thereof or to, or for the benefit of, any resident of Canada in contravention of the securities laws and regulations of the provinces and territories of Canada and will represent that any offer of notes in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer is made. Each manager has further represented and agreed that it has not and it will not distribute or deliver the prospectus or any other offering material relating to the notes in Canada or to any resident of Canada in contravention of the securities laws and regulations of the provinces and territories of Canada. Each manager has also represented and agreed that it will send to any dealer who purchases from it any notes a notice stating in substance that, by purchasing such notes, such dealer represents and agrees that it has not offered or sold, and it will not offer or sell any notes, directly or indirectly, in Canada or any province or territory thereof or to, or for the benefit of, any resident of Canada in contravention of the securities laws and regulations of the provinces and territories of Canada, that any offer of notes in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer is made and that it has not and it will not distribute or deliver the prospectus or any other offering material relating to the notes in Canada or to any resident of Canada in contravention of the securities laws and regulations of the provinces and territories of Canada, and that such dealer will deliver to any other dealer to which it sells any such notes a notice to the foregoing effect.
      Each manager has represented and agreed that (a) it has not offered or sold, and will not offer or sell, in Hong Kong, by means of any document, any notes other than (i) to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or (ii) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong (CO) or (iii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) (“SFO”) and any rules made under the SFO, or (iv) in other circumstances which do not result in the document being a “prospectus” within the meaning of the CO; and (b) it has not issued, or had in its possession for the purpose of issue, and will not issue, or have in its possession for the purpose of issue (in each case whether in Hong Kong or elsewhere), any advertisement, invitation or document relating to the notes, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the SFO and any rules made under the SFO.
      Each manager has acknowledged that (other than in the United States of America) no action has been or will be taken in any jurisdiction by the managers or us that would permit a public offering of the notes, or possession or distribution of any of the prospectus or any other offering material, in any jurisdiction where action for those purposes is required. Each manager will comply with all applicable laws and regulations in each jurisdiction in which it purchases, offers, sells, distributes or delivers notes or has in its possession or distributes any disclosure document or any other offering material and will obtain or make, give or fulfill any consent, approval, registration, notice, permission or other regulatory requirement required by it or us for the purchase, offer, sale, distribution or delivery of the notes and the possession or distribution of any of the disclosure documents or any other offering material under the laws and regulations in force in any jurisdiction to which it is subject or in or from which it makes any such purchase, offer, sale, distribution or delivery, in all cases at its own expense.
      The subscription agreement provides that the obligations of the managers are subject to certain conditions, including approval of certain legal matters by counsel. In addition, the managers may, after consultation with us, terminate the subscription agreement at any time prior to the payment of the purchase price if there shall have been such a change in national or international financial, political or economic conditions or currency exchange rates or exchange controls as would in their view be likely to prejudice materially the success of the offering and distribution of the notes or dealing in the notes in the secondary market.
      The notes are a new issue of securities with no established trading market. Application has been made to list the notes on the regulated market of the Luxembourg Stock Exchange pursuant to Chapter 2 of Part III of the

Luxembourg Prospectus Act. We have been advised by the managers that they intend to make a market in the notes. The managers have agreed to do so but may discontinue market making at any time. No assurance can be given as to the liquidity of the trading market for the notes.
      In connection with this offering of notes, Royal Bank of Canada Europe Limited (the “stabilization manager”) or any person acting for it may purchase and sell the notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the stabilization manager or any person acting for it of a greater number of the notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.
      These activities by the stabilization manager or any person acting for it may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the stabilization manager or any person acting for it at any time. These transactions may be effected in the over-the-counter market or otherwise.
      The stabilization manager may also impose a penalty bid. This occurs when a particular manager repays to the stabilization manager a portion of the underwriting discount received by it because the stabilization manager or its affiliates have repurchased notes sold by or for the account of such manager in stabilizing or short covering transactions.
      We have agreed to indemnify the managers against certain liabilities, including liabilities under the Securities Act of 1933. The managers have agreed to bear certain expenses of the issuance of the notes.
      It is expected that delivery of the notes will be made against payment on or about the date specified in the penultimate paragraph of the cover page of this prospectus supplement, which will be the fifth Toronto business day (fifth New York business day) following the date of pricing of the notes. Under Rule 15c6-1 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if any purchaser has traded or wishes to trade notes on the date of pricing of the notes or the next succeeding business day, it will be required, by virtue of the fact that the notes will initially settle on the fifth Toronto business day (fifth New York business day) following the date of pricing of the notes, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who have traded or wish to trade the notes on the date of pricing of the notes or the next succeeding New York or Toronto business day should consult their own advisor.
INCORPORATION BY REFERENCE
      The Securities and Exchange Commission and the Luxembourg Stock Exchange allow us to “incorporate by reference” the information in documents that we file with them, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus dated January 3, 2006, and information that we file later with the Securities and Exchange Commission and the Luxembourg Stock Exchange, in each case to the extent it stipulates that it is to be incorporated by reference, will automatically update and supersede this information. We incorporate by reference the documents and any amendments to them filed with the Securities and Exchange Commission and the Luxembourg Stock Exchange until completion of this offering. For a list, see “Where You Can Find More Information” in the accompanying prospectus.
      We will provide, without charge, to each person to whom a copy of this prospectus supplement has been delivered, upon the request of such person, a copy of any or all of the documents deemed to be incorporated herein by reference unless such documents have been modified or superseded as specified above. Requests for such documents should be directed to KfW at its office at Palmengartenstrasse 5-9, D-60325 Frankfurt am Main. In addition, such documents will be available free of charge from the principal office in Luxembourg of Deutsche Bank Luxembourg S.A. See “Further Information” below. You may also request a copy of these filings at no cost by writing Deutsche Bank Trust Company Americas, c/o Deutsche Bank National Trust Company, Global

Transaction Banking Trust & Securities Services, 25 DeForest Avenue, Mail Stop: SUM 01-0105 Summit, New Jersey, 07901.
VALIDITY OF THE NOTES
      The validity of the notes will be passed upon on behalf of KfW by the legal department of KfW, and on behalf of the managers by Hengeler Mueller Partnerschaft von Rechtsanwälten, Frankfurt am Main. KfW is also being represented by Sullivan & Cromwell LLP, New York, New York, and the managers are also being represented by Simpson Thacher & Bartlett LLP, New York, New York.
FURTHER INFORMATION
      Further information concerning the notes and concerning KfW and the Federal Republic of Germany may be found on file with the SEC, as described in greater detail in the prospectus under the heading “Where You Can Find More Information.”
      For so long as the notes are outstanding, copies of the documents mentioned in this prospectus supplement will be available free of charge during the usual business hours at the specified offices of the Luxembourg listing agent, Deutsche Bank Luxembourg S.A., 2 Boulevard Konrad Adenauer, L-1115, Luxembourg (“DB Luxembourg”), including:

•	the form of global certificates, including the terms of the notes;

•	the Law Concerning the Kreditanstalt für Wiederaufbau and KfW’s by-laws;

•	the form of subscription agreement;

•	the agency agreement appointing DBTCA as Agent;

•	the most recent annual reports of KfW; and

•	the documents incorporated by reference as stated under “Incorporation by Reference” in the accompanying prospectus.
      Application has been made to list the notes on the regulated market of the Luxembourg Stock Exchange pursuant to Chapter 2 of Part III of the Luxembourg Prospectus Act and in accordance with the rules thereof, including the appointment of DB Luxembourg as Luxembourg paying and transfer agent, to act in such capacities should we be required to issue definitive certificates representing individual notes. In such case, noteholders should contact DB Luxembourg regarding payment and transfer. This prospectus supplement, together with the accompanying prospectus dated January 3, 2006, will be published on the website of the Luxembourg Stock Exchange (www.bourse.lu).
      The independent auditors of KfW are PricewaterhouseCoopers Aktiengesellschaft Wirtschaftsprüfungs-gesellschaft.
      The issuance of the notes was authorized by resolution of KfW’s Board of Directors on December 10, 2004.
      KfW does not publish interim financial statements.
      Except as disclosed herein, there has been no material adverse change in the business, financial position capitalization or results of operations of KfW since the date of the latest audited financial statements of KfW.
      To the best knowledge of KfW, except as otherwise disclosed herein, there is no pending or threatened action, suit or proceeding before any court or governmental agency, authority or body or any arbitrator involving KfW which would materially adversely affect the financial position of KfW.

PROSPECTUS
KfW, Frankfurt/Main, Federal Republic of Germany
Debt Securities
Debt Securities
Guaranteed Unconditionally
as to Principal, Premium, if any, and
Interest by
KfW, Frankfurt/Main, Federal Republic of Germany

       KfW, also known as Kreditanstalt für Wiederaufbau, an institution organized under public law of the Federal Republic of Germany, and KfW International Finance Inc., a Delaware corporation, also known as KfW Finance, may each from time to time offer debt securities. The securities may consist of notes or bonds. The securities issued by KfW may also, at the option of KfW, be exchangeable for other debt securities or for equity securities owned directly or indirectly by KfW in other entities. The securities will be unconditional obligations of either KfW or KfW Finance. Securities that are offered and sold by KfW Finance will be guaranteed unconditionally, as to principal, premium, if any, and interest by KfW.
      Pursuant to the Law Concerning the Kreditanstalt für Wiederaufbau, the securities will also benefit from a statutory guarantee of the Federal Republic of Germany.
      For each offer and sale of securities under this prospectus, we will provide a prospectus supplement and, if applicable, a pricing supplement with the specific terms of each issue.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 3, 2006

ABOUT THIS PROSPECTUS
      This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC“). When we filed the registration statement, we used a “shelf” registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings up to the total dollar amount registered with the SEC (or the equivalent in other currencies). This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement and, if applicable, a pricing supplement that will contain specific information about the terms of that offering. The pricing supplement and/or prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any prospectus supplement and pricing supplement together with additional information described below under the heading “Where You Can Find More Information” before you invest.
      References in this prospectus supplement to “we” or “us” are to KfW. References to “KfW Bankengruppe” or “group” are to KfW and its consolidated subsidiaries.
WHERE YOU CAN FIND MORE INFORMATION
      KfW and KfW Finance together file an annual report on Form 18-K with the SEC. The annual report includes financial, statistical and other information concerning KfW, KfW Finance and the Federal Republic of Germany (the “Federal Republic”). You can inspect and copy the annual report at the public reference facilities maintained by the SEC in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You can also obtain copies of the annual report at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. All filings made after November 4, 2002 are also available online through the SEC’s EDGAR electronic filing system. Access to EDGAR can be found on the SEC’s website, www.sec.gov.
      The SEC allows us to “incorporate by reference” the information in documents we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC to the extent such filings indicate that they are intended to be incorporated by reference:

•	Annual Report on Form 18-K of KfW and KfW Finance for the year ended December 31, 2004, filed on June 8, 2005;

•	Amendment No. 1 to Annual Report on Form 18-K/A of KfW and KfW Finance for the year ended December 31, 2004, filed on September 26, 2005; and

•	Amendment No. 2 to Annual Report on Form 18-K/A of KfW and KfW Finance for the year ended December 31, 2004, filed on November 8, 2005.
      You may request a copy of these filings at no cost by writing to Deutsche Bank Trust Company Americas (“DBTCA”), 100 Plaza One, Jersey City, NJ 07311.
      You should rely only on the information incorporated by reference or provided in this prospectus, any prospectus supplement or any pricing supplement. We have not authorized anyone else to provide you with different or additional information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any pricing supplement is accurate as of any date other than the dates set forth on the respective cover pages of these documents.
KFW
Overview
      KfW was established in 1948 as a public law institution (Anstalt des öffentlichen Rechts) by the Administration of the Combined Economic Area, the immediate predecessor of the Federal Republic. Originally, KfW was established to distribute and lend funds of the European Recovery Program (the “ERP,” Marshall Plan). Today, having expanded and internationalized, KfW conducts its business in four principal areas: investment finance; export and project finance; promotion of developing countries (“financial cooperation”); and advisory and other services.
      In 2003, the former Deutsche Ausgleichsbank (“DtA”) merged into KfW. DtA, formed in 1950 as a public law institution, was active as a promotional bank particularly in the area of lending to small and medium sized enterprises and start-up businesses. The merger occurred pursuant to a law (the Förderbankenneustrukturierungsgesetz, or “Promotional Bank Restructuring Act”) designed to restructure and simplify promotional banking in the Federal Republic and harmonize it with the understanding reached with the European Commission in March 2002.
      In connection with the merger, KfW reorganized complementary business activities of the two institutions and re-branded its business lines under the umbrella brand name KfW Bankengruppe. However, KfW’s main business continues to be conducted through a single legal entity. KfW operates in the following business areas under the brand names noted in italics:

•	Investment finance:

KfW Förderbank (KfW Promotional Bank), offering financing products for housing, environmental, education and infrastructure projects; and

KfW Mittelstandsbank (KfW SME Bank), promoting small and medium-sized enterprises (“SMEs”), business founders, start-ups and self-employed professionals.

•	Export and project finance:

KfW IPEX-Bank, offering customized financing for exports and project and corporate financings world-wide.

•	Financial cooperation:

KfW Entwicklungsbank (KfW Development Bank), dealing with KfW’s public sector development cooperation activities; and

DEG Deutsche Investitions- und Entwicklungsgesellschaft mbH (German Investment and Development Company), financing private-sector investments in developing countries.

•	Advisory and other services

      As a public law institution serving public policy objectives of the Federal Government, KfW is not subject to corporate taxes and does not seek to maximize profits. KfW does, however, seek to maintain an overall level of profitability that allows it to strengthen its equity base in order to support the growth in the volume of its business. KfW is prohibited from distributing profits, which are instead allocated to statutory and special reserves. KfW is also prohibited from taking deposits, conducting current account business or dealing in securities for the account of others.
      KfW is organized under the Law Concerning Kreditanstalt für Wiederaufbau (the “KfW Law”), as a public law institution with unlimited duration. Its offices are located at Palmengartenstraße 5-9, D-60325 Frankfurt am Main, Federal Republic of Germany. KfW’s telephone number is 011-49-69-74310. KfW also maintains branch offices in Berlin and Bonn, as well as a liaison office to the European Union in Brussels.
Relationship with the Federal Republic
      Ownership. The Federal Republic holds 80% of KfW’s capital, and the German federal states (the “Länder”) hold the remaining 20%. Shares in KfW’s capital may not be pledged or transferred to entities other than the Federal Republic or the Länder. Capital contributions have been and are expected to continue to be made to KfW in such proportions as to maintain the relative share of capital held by the Federal Republic and the Länder.
      Guarantee of the Federal Republic. The KfW Law was amended with effect from April 1, 1998 to provide expressly that the Federal Republic guarantees all existing and future obligations of KfW in respect of money borrowed, bonds issued and derivative transactions entered into by KfW, as well as obligations of third parties that are expressly guaranteed by KfW (KfW Law, Article 1a). Under this statutory guarantee (the “Guarantee of the Federal Republic”), if KfW fails to make any payment of principal or interest or any other amount required to be paid with respect to securities issued by KfW or if KfW fails to make any payment required to be made under KfW’s guarantee of security issued by KfW Finance when that payment is due and payable, the Federal Republic will be liable at all times for that payment as and when it becomes due and payable. The Federal Republic’s obligation under the Guarantee of the Federal Republic ranks equally, without any preference, with all of its other present and future unsecured and unsubordinated indebtedness. Holders of securities issued by KfW or issued under KfW’s guarantee may enforce this obligation directly against the Federal Republic without first having to take legal action against KfW. The Guarantee of the Federal Republic is strictly a matter of statutory law and is not evidenced by any contract or instrument. It may be subject to defenses available to KfW with respect to the obligations covered. For more information about the Guarantee of the Federal Republic, please see the discussion under the heading entitled “Responsibility of the Federal Republic for KfW — Guarantee of the Federal Republic” in this prospectus.
      Institutional Liability (“Anstaltslast”). Under the German administrative law principle of Anstaltslast the Federal Republic has an institutional liability to safeguard KfW’s economic basis. Under Anstaltslast, the Federal Republic must keep KfW in a position to pursue its operations and enable it, in the event of financial difficulties, through the allocation of funds or in some other appropriate manner, to perform its obligations when due. Anstaltslast is not a formal guarantee of KfW’s obligations by the Federal Republic, and creditors of KfW do not have a direct claim against the Federal Republic. Nevertheless, the effect of this legal principle is that KfW’s obligations, including the obligations to the holders of securities issued by it or issued under KfW’s guarantee, are fully backed by the credit of the Federal Republic. The obligation of the Federal Republic under Anstaltslast would constitute a charge on public funds that, as a legally established obligation, would be payable without the need for any appropriation or any other action by the German Parliament.
      Understanding with the European Commission. Pursuant to an understanding between the European Commissioner for Competition and the German Federal Ministry of Finance reached on March 1, 2002, Anstaltslast and the Guarantee of the Federal Republic will continue to be available to KfW, in light of the promotional activities for which KfW is responsible. The understanding acknowledges that KfW’s role in providing financing in particular for small and medium-sized enterprises, risk capital, environmental protection, technology/ innovation, infrastructure and housing, as well as its co-operation with developing countries, is compatible with European Union (“EU”) prohibitions against state aid.

      In the area of export and project finance, the understanding with the European Commission requires KfW to transfer to a legally separate subsidiary that portion of export and domestic and international project finance activities which the Commission has deemed to fall outside the scope of the promotional activities of KfW. While the legislative basis for the establishment of such subsidiary and the transfer of such export and project financing was required to be adopted by March 31, 2004, the actual transfer of such activities to the subsidiary must be effected by December 31, 2007. As from that date, KfW may not fund the subsidiary at other than market rates of interest or extend to the subsidiary any benefits of Anstaltslast or the Guarantee. The subsidiary will have to obtain a banking license, be subject to the German Banking Act and be required to pay corporate taxes. KfW will continue to be permitted, however, to engage directly in the following export and project finance activities:

•	implementation of international promotional programs, such as the interest-rate subsidized programs CIRR (Commercial Interest Reference Rate) and LASU (Large Aircraft Sector Understanding) (these are recognized as promotional activities in accordance with the OECD consensus);

•	participation in syndicated financing activities outside the EU, the European Economic Area and the countries currently being considered for EU membership, subject to certain conditions, and sole financing activities in countries in which sufficient sources of financing do not exist; and

•	participation in projects in the interest of the EU that are co-financed by the European Investment Bank or similar European financing institutions.
      In order to formalize the understanding in accordance with the rules of the EC Treaty, the Commission transformed the understanding into a “decision” of the Commission. The Federal Republic has formally accepted the decision with respect to the understanding.
      Part of the Promotional Bank Restructuring Act implemented the understanding with the Commission and amended the KfW Law and by-laws accordingly. In anticipation of the creation of its new export and project finance subsidiary, KfW has developed the concept for the structure, organization and products of this subsidiary, which will be branded under the name “KfW IPEX Bank”. In January 2004, KfW started testing the new structure and business concept of this activity as a bank in the bank within KfW’s organization.
      Supervision. KfW is generally exempt from the requirements of the German Banking Act. Under the KfW Law, the Federal Ministry of Finance supervises KfW and monitors KfW’s compliance with applicable laws and KfW’s by-laws. These powers of supervision do not include the right to exercise influence over business decisions by the Board of Managing Directors or the Board of Supervisory Directors of KfW. KfW’s overall activities are supervised by its Board of Supervisory Directors, which was enlarged pursuant to the Promotional Bank Restructuring Act and now consists of seven Federal Ministers, seven appointees of the Bundesrat, seven appointees of the Bundestag and representatives of various sectors and institutions of the German economy.
      In addition to the annual audit of its financial statements, KfW, as a government-owned entity, is also subject to an audit that meets the requirements of the Budgeting and Accounting Act (Haushaltsgrundsätzegesetz). The Budgeting and Accounting Act requires that this audit and the resulting reporting be designed in such a way as to enable the Board of Supervisory Directors, the responsible Federal Department, and the Federal Court of Auditors to form their own opinion and to take action as and when required. One of the specific aspects to be covered by this audit and the related reporting is the proper conduct of KfW’s business by its management.
      Under the terms of the various agreements concluded between KfW and the government authorities sponsoring KfW’s programs, KfW is also required to have an auditor to report on the proper discharge of KfW’s duties and the efficiency and the effectiveness of its administration.
KFW INTERNATIONAL FINANCE INC.
      KfW Finance is a wholly owned subsidiary of KfW and was incorporated in the State of Delaware in June 1988 for the sole purpose of issuing and selling debt securities and transferring the net proceeds of such sales to KfW. KfW Finance has nominal equity capital and operates under arrangements with KfW which provide that KfW will indemnify KfW Finance for any expenses or liabilities that it incurs in connection with the issuance of such securities.

USE OF PROCEEDS
      The net proceeds from the sale of securities offered by KfW will be used by KfW for its general business. The net proceeds from the sale of securities offered by KfW Finance will be loaned to KfW for use in KfW’s general business.

DESCRIPTION OF SECURITIES AND KFW GUARANTEE
      The following briefly summarizes the terms and conditions of the securities offered by KfW or KfW Finance as separate series of notes or bonds from time to time, the KfW guarantee, the agency agreements in respect of securities issued by KfW, and the fiscal agency agreement in respect of securities issued by KfW Finance (together, the “agency agreements”). Copies of the forms of the securities and the forms of the agency agreements are filed as exhibits to the registration statement of which this prospectus is a part. This summary does not purport to be complete and is qualified in its entirety by reference to those exhibits. Terms that are used in this prospectus and that are defined in the agency agreements have the respective meanings given to them in the agency agreements, unless otherwise defined in this prospectus.
Description of Securities of KfW
General
      KfW’s securities may be denominated in euro, U.S. dollars or, at its option, in any other currency or currencies or in composite currencies or in amounts determined by reference to an index. KfW may issue debt securities in one or more series as it may authorize from time to time. This section summarizes the terms that are common to all series of the securities which KfW may offer. The financial or other specific terms of your series are described in the applicable prospectus supplement or in the applicable pricing supplement, as the case may be, which is attached to or accompanies this prospectus. If the terms described in the prospectus supplement or pricing supplement that applies to your series of KfW securities differ from the terms described in this prospectus, you should rely on the terms described in the prospectus supplement or pricing supplement.
      The prospectus supplement and, if applicable, the pricing supplement that relates to your securities will specify the following terms:

•	the title of the securities;

•	the aggregate principal amount, and any limitation of that amount, of the securities;

•	the denominations in which KfW may issue the securities;

•	the currency or currencies of such denominations and the currency in which payments will be made;

•	the price at which the securities will be issued, expressed as a percentage of their principal amount;

•	the maturity date or dates of the securities;

•	the interest rate or rates which the securities will bear, if any, which may be fixed or variable, and the method by which such rate or rates will be calculated;

•	the dates on which KfW must pay interest;

•	where and how KfW will pay principal, premium, if any, and interest on the securities;

•	whether and in what circumstances the securities may or must be redeemed or repaid before maturity;

•	whether and in what circumstances KfW’s obligations under the securities may be terminated;

•	whether the securities will be exchangeable for other debt securities or for equity securities of entities owned directly or indirectly by KfW;

•	whether any part or all of the securities will be issued in the form of one or more temporary or permanent global securities and, if so, the identity of the depositary for the global securities and the terms of the depositary system;

•	the exchange or exchanges, if any, on which KfW will apply to have the securities listed; and

•	any other terms of the securities.
      The prospectus supplement that relates to KfW’s securities will also describe special United States federal income tax, German income tax and other tax considerations that apply to your securities, if any.

      KfW may issue securities that bear no interest, or that bear interest at a rate that is below the market rate at the time they are issued, for sale at a substantial discount below their stated principal amount.
      There will be a registrar and paying agent or fiscal agent, generally referred to respectively as the “paying agent”, “fiscal agent” or “agent” for KfW in connection with the KfW securities. The duties of the agent will be governed by the relevant agency agreements. KfW may replace any agent and may appoint a different agent for different series of securities. KfW may maintain deposit accounts and conduct other banking and financial transactions with the agent. Each agent is solely KfW’s agent and does not act as a trustee for the holders of KfW’s securities nor does it have a trustee’s responsibilities or duties to act for the holders in the way a trustee would.
      The agent will maintain a register at an office in Frankfurt am Main or in New York, as provided in the relevant agency agreement, and in any other city required by the rules of the relevant stock exchange or applicable law, to register transfers of securities issued in registered form, subject to any restrictions set forth in the prospectus supplement relating to the securities.
      Principal of, premium, if any, and interest on your securities will be payable at the place or places and in the currency or currencies as are designated by KfW and as set forth in the applicable prospectus supplement.
      There will be no “gross-up” provision which would require additional payments to be made in respect of the securities in the event that German withholding taxes are imposed.
Rank of Securities
      The securities will not be secured by any of KfW’s property or assets and will not be subordinated to any of KfW’s other general obligations. The securities will therefore rank equally with each other and with all of KfW’s other unsecured and unsubordinated indebtedness, subject to any mandatory statutory exceptions that apply.
Governing Law; Jurisdiction
      The relevant agency agreements and the securities will be governed by, and interpreted in accordance with, the laws of the Federal Republic.
      Any action or legal proceedings arising out of or in connection with the securities can only be brought in the District Court (Landgericht) in Frankfurt am Main.
Description of Securities of KfW Finance
General
      KfW Finance’s securities may be denominated in U.S. dollars or, at its option, in any other currency or currencies or in composite currencies or in amounts determined by reference to an index. KfW Finance may issue its securities in one or more series as it may authorize from time to time. This section summarizes the terms of the securities that are common to all series of the securities which KfW Finance may offer. The financial or other specific terms of your series are described in the applicable prospectus supplement, which is attached to or accompanies this prospectus. If the terms described in the prospectus supplement that applies to your series of KfW Finance securities differ from the terms described in this prospectus, you should rely on the terms described in the prospectus supplement.
      The prospectus supplement that relates to your securities will specify the following terms:

•	the title of the securities;

•	the aggregate principal amount, and any limitation of that amount, of the securities;

•	the denominations in which KfW Finance may issue the securities;

•	the currency or currencies of denominations and the currency in which payments will be made;

•	the price at which the securities will be issued, expressed as a percentage of their principal amount;

•	the maturity date or dates of the securities;

•	the interest rate or rates which the securities will bear, if any, which may be fixed or variable, and the method by which the rate or rates will be calculated;

•	the dates on which KfW Finance must pay interest;

•	where and how KfW Finance will pay principal, premium, if any, and interest on the securities;

•	whether and in what circumstances the securities may or must be redeemed or repaid before maturity, in addition to the redemption terms described below in this prospectus under the heading “Tax Redemption at the Option of KfW Finance”;

•	the exchange or exchanges, if any, on which KfW Finance will apply to have the securities listed;

•	whether any part or all of the securities will be issued in the form of one or more temporary or permanent global securities and, if so, the identity of the depositary for the global securities and the terms of the depositary system;

•	any sinking fund provisions; and

•	any other terms of the securities.
      The prospectus supplement that relates to KfW Finance’s securities will also describe special United States federal income tax and other tax considerations that apply if interest payments on your securities are determined by reference to any index.
      KfW Finance may issue securities that bear no interest, or that bear interest at a rate that is below the market rate at the time they are issued, for sale at a substantial discount below their stated principal amount.
      There will be a fiscal agent or agents for KfW Finance in connection with the KfW Finance securities. The duties of the fiscal agent will be governed by the agency agreement. KfW Finance may replace the fiscal agent and may appoint a different fiscal agent or agents for different series of securities. KfW Finance and KfW may maintain deposit accounts and conduct other banking and financial transactions with the fiscal agent. The fiscal agent is KfW Finance’s agent. The fiscal agent is not a trustee for the holders of KfW Finance’s securities and does not have a trustee’s responsibilities or duties to act for them in the way a trustee would.
      KfW Finance will maintain a register at an office in The City of New York to register transfers of securities issued in registered form, subject to any restrictions set forth in the prospectus supplement relating to the securities.
      Principal of, premium, if any, and interest on the securities will be payable at the place or places and in the currency or currencies as are designated by KfW Finance and as set forth in the applicable prospectus supplement. Unless otherwise set forth in the applicable prospectus supplement, interest on registered securities will be paid by check mailed to the persons in whose names securities are registered at the close of business on the record dates designated in the applicable prospectus supplement at each person’s address appearing on the register of securities.
Rank of Securities
      The securities will not be secured by any of KfW Finance’s property or assets. The securities will rank equally with each other, without any preference by reason of priority of date of issue or currency of payment or otherwise, with all of KfW Finance’s other unsecured loan indebtedness.
Loans to KfW
      KfW Finance will lend the proceeds from the sale of each series of securities offered by KfW Finance to KfW. KfW will agree to make payments to KfW Finance on each loan relating to securities in the amounts and prior to the times of the required payments of the principal of and premium, if any, and interest on the securities.

Additional Amounts
      If any present or future German tax, assessment or governmental charge is imposed upon or as a result of payments of principal of, or premium, if any, or interest on the notes, then KfW Finance will pay you additional amounts so that you will receive the same net amount after deducting or withholding for these taxes, assessments or governmental charges that you would have received had none of these amounts been deducted or withheld, unless:

•	you are liable for these taxes on your notes because you have some present or former connection with the Federal Republic other than merely receiving principal of, premium, if any, or interest on the notes or owning or holding them;

•	the only reason these taxes were imposed was because you presented your notes for payment more than 15 days after the date on which the payment first became due and payable or the date on which payment was duly provided for, whichever occurred later;

•	these taxes were imposed because you failed to comply with any certification, identification or other reporting requirements concerning your nationality, residence, identity or connection with the Federal Republic, and such compliance is required by statute or by regulation as a precondition to exemption from such tax;

•	these taxes are estate, inheritance, gift, sales, transfer, personal property tax or any similar tax, assessment or governmental charge;

•	these taxes are payable other than by deduction or withholding from any payment of principal or interest;

•	these taxes are required to be withheld by any paying agent from a payment on the notes and such payment can be made without such withholding by any other paying agent; and

•	these taxes are imposed pursuant to: (1) Council Directive 2003/ 48/ EC (“EU Savings Tax Directive”) or any other directive on the taxation of savings implementing the conclusions of the Council of the European Union (Ecofin) meeting of November 26-27, 2000 or any law implementing or complying with, or introduced in order to conform to, such directive or law, (2) any international agreement to which the Federal Republic or the European Union is a party implementing a system of taxation substantially similar to that adopted in the EU Savings Tax Directive, or (3) any law implementing or complying with, or introduced in order to conform to, such an agreement.
      KfW Finance will not pay any additional amounts if the registered holder of a note is a fiduciary, partnership or any person other than the sole beneficial owner of any payment and a beneficiary or settlor with respect to a fiduciary, a member of a partnership or the beneficial owner of that payment would not have been entitled to the additional amounts if it had been the registered holder of the note. For further discussion of additional amounts, please see the discussion under the heading “Federal Republic Taxation” below in this prospectus.
      There will be no additional amounts payable in respect of any present or future United States tax, assessment or governmental charge.
Tax Redemption at the Option of KfW Finance
      If any German tax law or regulatory changes that take effect on or after the date of the prospectus supplement for your series of KfW Finance securities require KfW Finance to pay you additional amounts on or before the interest payment date, or if these changes require KfW to pay additional amounts to KfW Finance under the loan relating to your series or to you under the guarantee relating to your series or otherwise on or before the next interest payment date, KfW Finance may redeem all of the outstanding securities in your series. KfW Finance may only redeem your securities at a time when these conditions continue to exist. If KfW Finance decides to redeem your securities, it will give you at least 30 days’ and no more than 60 days’ prior written notice and will pay you 100% of the principal amount of your securities that are redeemed plus accrued interest to the redemption date.

Acceleration of Maturity
      The securities of any series will become due and payable at the option of the holder of the securities of the series if:

•	there has been a default in any interest payment on any security of the series when due that has continued for 30 days;

•	there has been a default in any payment of principal of any security of the series when due;

•	either KfW Finance or KfW defaults in the performance of any of its other covenants in the securities of the series and the fiscal agency agreement, and this default has continued for 60 days after the holders of at least 10% of the aggregate principal amount of the securities of the series at the time outstanding give written notice as provided in the fiscal agency agreement;

•	there has been a default in any payment when due of the principal of, or acceleration of, any indebtedness for money borrowed by KfW Finance, if that indebtedness is not discharged, or the acceleration is not annulled, within 10 days after the holders of at least 10% of the aggregate principal amount of the securities of the series at the time outstanding give written notice as provided in the fiscal agency agreement;

•	there has been a default in any payment when due of the principal of, or acceleration of, any indebtedness for money borrowed by KfW, in any case where (1) the aggregate amount of indebtedness with respect to which the default has occurred exceeds U.S.$10,000,000, or the equivalent in another currency, and (2) KfW is not contesting the default in good faith and by appropriate proceedings, if the indebtedness is not discharged, or the acceleration is not annulled, within 10 days after the holders of at least 10% of the aggregate principal amount of the securities of the series at the time outstanding give written notice as provided in the fiscal agency agreement; or

•	certain events in bankruptcy, insolvency or reorganization of KfW Finance or KfW occur.
      If any of these events occurs, the securities of that series will become due and payable upon written notice by the holders of the fiscal agent, unless all defaults have been cured before the fiscal agent has received the written notice.
      Neither KfW Finance nor KfW are required to give the fiscal agent periodic evidence that there is no default.
Assumption
      KfW or any of its wholly-owned subsidiaries may, with the consent of the German Ministry of Finance, assume all of KfW Finance’s obligations relating to a series of securities by amending the fiscal agency agreement for that series. This may be done without the consent of the holders of the securities of that series. If the assumption is made by a wholly-owned subsidiary of KfW, KfW must guarantee that subsidiary’s obligations and certain other conditions must be met.
Governing Law
      The fiscal agency agreement and the securities will be governed by, and interpreted in accordance with the laws of the State of New York, except with respect to authorization and execution by KfW of the fiscal agency agreement and the securities, and any other matters required to be governed by the laws of the Federal Republic.
Consent to Service
      KfW will designate the fiscal agent as its authorized agent upon whom process may be served in any action arising out of or based on the fiscal agency agreement and the KfW guarantee which may be instituted in any federal or state court in New York City by any holder of the securities. Such designation will not constitute consent to service of process in any legal action or proceeding predicated upon the Securities Act of 1933, as amended. KfW is not entitled to sovereign immunity.

Description of KfW Guarantee
      KfW will unconditionally guarantee the due and punctual payment of the principal of, and premium, if any, and interest on the securities offered by KfW Finance, when and as the same shall become due and payable, whether at the stated maturity, by declaration of acceleration, upon redemption or otherwise.
RESPONSIBILITY OF THE FEDERAL REPUBLIC FOR KFW
Guarantee of the Federal Republic
      As discussed under “KfW — Relationship with the Federal Republic — Guarantee of the Federal Republic,” under the Guarantee of the Federal Republic, in the event that KfW fails to make any payment of principal or interest or any other amount required to be paid with respect to securities issued by KfW or to make any payment required to be made under the KfW guarantee, when the same is due and payable, the Federal Republic will be liable at all times for that payment as and when it shall become due and payable.
      The Federal Republic has not appointed an agent in the United States upon whom process may be served in any action based on its obligations under its Guarantee, has not consented to or agreed to submit to the jurisdiction of any court in the United States in respect of such actions and has not waived any immunity from the jurisdiction of courts in the United States to which it may be entitled in respect of any such action. As a result, it may not be possible to obtain a judgment against the Federal Republic in respect of securities covered by the Guarantee of the Federal Republic in a court in the United States or to enforce in the Federal Republic any such judgment that may be so obtained.
      The Federal Republic may be sued in the courts of the Federal Republic, without any public official’s or authority’s consent to bring proceedings or obtain judgment against the Federal Republic.
Institutional Liability (“Anstaltslast”)
      As discussed under “KfW — Relationship with the Federal Republic — Institutional Liability (“Anstaltslast”), under the German administrative law principle of Anstaltslast or institutional liability, the Federal Republic, as the constituting body of KfW, is required to assume responsibility to KfW for the performance of KfW’s obligations.
      The responsibility of the Federal Republic under the principle of Anstaltslast is an obligation to KfW itself. Under German law, KfW (or its liquidator) would be required to enforce its rights against the Federal Republic in the event it needed to do so in order to meet its obligations to third parties, such as its obligations to the holders of securities under the KfW guarantee. Moreover, if KfW were to default on an obligation, the Federal Republic would not, under Anstaltslast, be permitted to wait for KfW to enforce its rights; the Federal Republic would be required on its own authority to take steps to enable KfW to perform its obligations when due. Accordingly, while Anstaltslast is not a formal guarantee of KfW’s obligations by the Federal Republic and creditors of KfW do not have a direct claim against the Federal Republic under Anstaltslast, the effect of this legal principle is that KfW’s obligations, including KfW’s obligations to the holders of securities under the KfW guarantee, are fully backed by the credit of the Federal Republic.
DEBT RECORD
      None of KfW, KfW Finance or the Federal Republic has ever defaulted on the payment of principal of, or premium or interest on, any security issued by it.

FEDERAL REPUBLIC TAXATION
      The following is a general discussion of certain German tax consequences of the acquisition and ownership of the securities offered by KfW and KfW Finance. This discussion does not purport to be a comprehensive description of all tax considerations that may be relevant to a decision to purchase these securities. In particular, this discussion does not consider any specific facts or circumstances that may apply to a particular purchaser. This summary is based on the laws of the Federal Republic currently in force and as applied on the date of this prospectus, which are subject to change, possibly with retroactive or retrospective effect.
      Prospective purchasers of securities are advised to consult their own tax advisors as to the tax consequences of the purchase, ownership and disposition of securities, including the effect of any state or local taxes, under the tax laws applicable in the Federal Republic and each country of which they are residents.
Tax Residents
      Payments of interest on the securities to persons who are tax residents of the Federal Republic (i.e., persons whose residence, habitual abode, statutory seat, or place of effective management and control is located in the Federal Republic) are subject to German personal or corporate income tax (plus solidarity surcharge (Solidaritätszuschlag) at a rate of 5.5% thereon). Such interest may also be subject to trade tax if the securities form part of the property of a German trade or business.
      Upon the disposition of a security carrying interest a holder of the security will also have to include in his taxable income any consideration invoiced separately for such portion of the interest of the current interest payment period which is attributable to the period up to the disposition of the security (“Accrued Interest”). Accrued Interest paid upon the acquisition of a security may be declared as negative income if the security is held as a non-business asset.
      If for the determination of the issue price of a security the redemption amount is reduced by a discount or if the redemption amount is increased as compared with the issue price of the security (as, for example, in the case of a discounted security or a security with accrued interest added), the difference between the redemption amount and the issue price of the security (“Original Issue Discount”) realized when a security held as a non-business asset is redeemed to its initial subscriber will be taxable investment income, however, only if the Original Issue Discount exceeds certain thresholds; in such case, the security qualifies as a financial innovation under German tax law.
      If a security qualifies as a financial innovation (Finanzinnovation) (including, among other things, zero coupon securities or other discounted securities or securities with accrued interest added as well as floating rate securities) and is disposed of while outstanding or redeemed at maturity, such portion of the proceeds from the disposition of the security or of the redemption amount of the security which equals the yield to maturity of the security attributable to the period over which the holder has held such security, minus interest, including Accrued Interest, already taken into account, will be subject to income tax (plus solidarity surcharge), provided the holder of the security is an individual. The yield to maturity is determined by taking into account the Original Issue Discount. If the securities do not have a predetermined yield to maturity (e.g. in the case of floating rate securities) or the holder does not give proof thereof, the difference between the proceeds from the disposition, assignment or redemption and the issue or purchase price of the security is subject to income tax (plus solidarity surcharge) in the year of the disposition, assignment, or redemption of the security. Where the security is issued in a currency other than euro, such difference will be computed in the foreign currency. Where a security forms part of the property of a German trade or business, in each fiscal year the yield to maturity of the security to the extent attributable to such period has to be taken into account as interest income by the initial subscriber of the security and is subject to personal or corporate income tax (plus solidarity surcharge) and trade tax.
      Capital gains from the disposition of a security, other than income described in the preceding paragraph, are only taxable to a German tax-resident individual if the securities are disposed of within one year after their acquisition or form part of the property of a German trade or business. In the latter case the capital gains may also be subject to trade tax. Capital gains derived by German-resident corporate holders of securities will be subject to corporate income tax (plus solidarity surcharge at a rate of 5.5% thereon) and trade tax, even if the securities do not qualify as financial innovations.
      If the securities are held in a custodial account that the security holder maintains with a German branch of a German or non-German bank or financial services institution (the “Disbursing Agent”) a 30% withholding tax on interest payments (Zinsabschlag), plus 5.5% solidarity surcharge on such tax, will be levied, resulting in a total tax charge of 31.65% of the gross interest payment. Withholding tax is also imposed on Accrued Interest. If the securities qualify as financial innovations, as explained above, withholding tax at the aforementioned rate will also be withheld from the difference between the proceeds from the disposition, assignment or redemption and the issue or purchase price of a security if the security has been kept in a custodial account with such Disbursing Agent since the time of issuance or acquisition, respectively. If the securities have been transferred into the custodial account of the Disbursing Agent only after such point in time, withholding tax at the aforementioned rate will be levied on a lump-sum basis on 30% of the proceeds from the disposition, assignment or redemption of the securities. Where a security is issued in a currency other than euro, the aforementioned difference will be computed in the foreign currency.
      In computing the tax to be withheld the Disbursing Agent may deduct from the basis of the withholding tax any Accrued Interest paid by the holder of a security to the Disbursing Agent during the same calendar year. In general, no withholding tax will be levied if the holder of a security is an individual (i) whose security does not form part of the property of a German trade or business nor gives rise to income from the letting and leasing of property, and (ii) who filed a withholding exemption certificate (Freistellungsauftrag) with the Disbursing Agent but only to the extent the interest income derived from the security together with other investment income does not exceed the maximum exemption amount shown on the withholding certificate. Similarly, no withholding tax will be deducted if the holder of the security has submitted to the Disbursing Agent a certificate of non-assessment (Nichtveranlagungsbescheinigung) issued by the relevant local tax office.
      Withholding tax and solidarity surcharge thereon are credited as prepayments against the German personal or corporate income tax and the solidarity surcharge liability of the German resident. Amounts overwithheld will entitle the security holder to a refund, based on an assessment to tax.
Nonresidents
      Interest, including Accrued Interest and (in the case of financial innovations) Original Issue Discount, and capital gains derived by persons who are not tax residents of the Federal Republic are not subject to German taxation, unless (i) the securities form part of the business property of a permanent establishment, including a permanent representative, or a fixed base maintained in the Federal Republic by the security holder or (ii) the interest income otherwise constitutes German source income (such as income from the letting and leasing of certain German-situs property). If the nonresident of the Federal Republic is subject to German taxation with income from the securities, a tax regime similar to that explained above under the heading “— Tax Residents” applies; capital gains from the disposition of securities are, however, only taxable in the case of (i).
      Nonresidents of the Federal Republic are, in general, exempt from German withholding tax on interest and solidarity surcharge thereon. However, where the interest is subject to German taxation as set forth in the preceding paragraph and the securities are held in a custodial account with a Disbursing Agent, withholding tax is levied as explained above under the heading “— Tax Residents.”
Inheritance and Gift Tax
      No inheritance or gift taxes with respect to any security will arise under the laws of the Federal Republic, if, in the case of inheritance tax, neither the decedent nor the beneficiary, or in the case of gift tax, neither the donor nor the donee, is a resident of the Federal Republic and such security is not attributable to a German trade or business for which a permanent establishment is maintained, or a permanent representative has been appointed, in the Federal Republic. Exceptions from this rule apply to certain German citizens who previously maintained a residence in the Federal Republic.

Other Taxes
      No stamp, issue, registration or similar taxes or duties will be payable in the Federal Republic in connection with the issuance, delivery or execution of the securities. Currently, net assets tax is not levied in the Federal Republic.
EU Savings Tax Directive
      On June 3, 2003, the Council of the European Union (Ecofin) approved a directive regarding the taxation of savings income in the form of interest payments. Accordingly, each EU Member State must require paying agents (within the meaning of the directive) established within its territory to provide to the competent authority of this state details of the payment of interest made to any individual resident in another EU Member State as the beneficial owner of the interest. The competent authority of the EU Member State of the paying agent (within the meaning of the directive) is then required to communicate this information to the competent authority of the EU Member State of which the beneficial owner of the interest is a resident.
      For a transitional period, Austria, Belgium and Luxembourg may opt instead to withhold tax from interest payments within the meaning of the directive at a rate of 15% for the first three years from application of the provisions of the directive, of 20% for the subsequent three years, and of 35% from the seventh year after application of the provisions of the directive.
      In conformity with the prerequisites for the application of the directive, Switzerland, Liechtenstein, San Marino, Monaco and Andorra have confirmed that from July 1, 2005 they will apply measures equivalent to those contained in the directive, in accordance with the agreements entered into by them with the European Community. It has also been confirmed that certain dependent or associated territories (the Channel Islands, the Isle of Man and certain dependent or associated territories in the Caribbean) will apply from that same date an automatic exchange of information or, during the transitional period described above, a withholding tax in the described manner. Consequently, the Council of the European Union noted that the conditions have been met to enable the provisions of the directive to enter into force as from July 1, 2005.
      By legislative regulations dated January 26, 2004 the German Federal Government enacted the provisions for implementing the directive into German law. These provisions apply as from July 1, 2005.
UNITED STATES TAXATION
      This discussion describes the material United States federal income tax consequences of owning the securities described in this prospectus which, for purposes of this discussion, are referred to as “notes.” This discussion is the opinion of Sullivan & Cromwell LLP, U.S. counsel to KfW and KfW Finance. It applies to you only if you acquire notes in the offering or offerings contemplated by this prospectus and you own your notes as capital assets for tax purposes. This discussion does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies;

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

•	a bank;

•	an insurance company;

•	a tax-exempt organization;

•	a regulated investment company;

•	a person that owns notes that are a hedge or that are hedged against interest rate or currency risks;

•	a person that owns notes as part of a straddle or conversion transaction for tax purposes;

•	a United States expatriate; or

•	a United States holder (as defined below) whose functional currency for tax purposes is not the US dollar.
      If a partnership holds our notes, the United States federal income tax consequences to a partner will generally depend on the status of the partner and the activities of the partnership.
      This discussion deals only with notes that are due to mature 30 years or less from the date on which they are issued. The United States federal income tax consequences of owning notes that are due to mature more than 30 years from their date of issue will be discussed in an applicable prospectus supplement. This discussion is based on the Internal Revenue Code of 1986, as amended, to which we refer in this discussion as the “Code”, its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

Please consult your own tax advisor concerning the consequences of owning these notes in your particular circumstances under the Code and the laws of any other taxing jurisdiction.
United States Holders
      This section describes the tax consequences to a “United States holder.” A United States holder is a beneficial owner of a note that is for United States federal income tax purposes:

•	a citizen or resident of the United States;

•	a domestic corporation;

•	an estate whose income is subject to United States federal income tax regardless of its source; or

•	a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.
      If you are not a United States holder, this section does not apply to you, and you should see the sections entitled “United States Alien Holders (KfW Finance)” and “United States Alien Holders (KfW)” below for information that may apply to you.
      Payments of Interest. Except as described below in the case of interest on a “discount note” that is not “qualified stated interest,” each as defined later under “Original Issue Discount — General,” you will be taxed on any interest on your note, whether payable in US dollars or a foreign currency, as ordinary income at the time you receive the interest or at the time it accrues, depending on your method of accounting for tax purposes. You would also be taxed on any additional amounts with respect to withholding tax (including withholding on payments of such additional amounts) (“additional amounts”).
      Interest paid on, and original issue discount (as described below under “Original Issue Discount”) accrued with respect to the notes that are issued by KfW constitute income from sources outside the United States subject to the rules regarding the foreign tax credit allowable to a United States holder. Under the foreign tax credit rules, interest and original issue discount paid in taxable years beginning before January 1, 2007, with certain exceptions, will be “passive” or “financial services” income, while interest and original issue discount paid in taxable years beginning after December 31, 2006 will, depending on your circumstances, be “passive” or “general” income which, in either case, is treated separately from other types of income for purposes of calculating the foreign tax credit. Interest and any additional amounts, if we were required to pay such additional amounts, paid on, and original issue discount accrued with respect to notes issued by KfW Finance, however, are from sources within the United States.
      Cash Basis Taxpayers. If you are a taxpayer that uses the “cash receipts and disbursements” method of accounting for tax purposes and you receive an interest payment that is denominated in or determined by reference to a foreign currency, you must recognize income equal to the US dollar value of the interest payment, based on the exchange rate in effect on the date of receipt, regardless of whether you actually convert the payment into US dollars.

      Accrual Basis Taxpayers. If you are a taxpayer that uses the accrual method of accounting for tax purposes, you may determine the amount of income that you recognize with respect to an interest payment denominated in or determined by reference to a foreign currency by using one of two methods. Under the first method, you will determine the amount of income accrued based on the average exchange rate in effect during the interest accrual period (or, with respect to an accrual period that spans two taxable years, that part of the period within the taxable year).
      If you elect the second method, you would determine the amount of income accrued on the basis of the exchange rate in effect on the last day of the accrual period (or, in the case of an accrual period that spans two taxable years, the exchange rate in effect on the last day of the part of the period within the taxable year).
      Additionally, under this second method, if you receive a payment of interest within five business days of the last day of your accrual period or taxable year, you may instead translate the interest accrued into US dollars at the exchange rate in effect on the day that you actually receive the interest payment. If you elect the second method it will apply to all debt instruments that you own at the beginning of the first taxable year to which the election applies and to all debt instruments that you thereafter acquire. You may not revoke this election without the consent of the Internal Revenue Service.
      When you actually receive an interest payment, including a payment attributable to accrued but unpaid interest upon the sale or retirement of your note, denominated in or determined by reference to a foreign currency for which you accrued an amount of income, you will recognize ordinary income or loss attributable to the difference, if any, between the exchange rate that you used to accrue interest income and the exchange rate in effect on the date of receipt, regardless of whether you actually convert the payment into US dollars.
      Original Issue Discount. General. If you own a note, other than a note with a term of one year or less, it will be treated as a discount note issued at an original issue discount, if the note’s stated redemption price at maturity exceeds its issue price by more than a de minimis amount. Generally, a note’s issue price will be the first price at which a substantial amount of notes included in the issue of which the note is a part are sold to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers. A note’s stated redemption price at maturity is the total of all payments provided by the note that are not payments of qualified stated interest. Generally, an interest payment on a note is qualified stated interest if it is part of a series of stated interest payments on a note that are unconditionally payable at least annually at a single fixed rate (with certain exceptions for lower rates paid during some periods) applied to the outstanding principal amount of the note.
      Your note will have de minimis original issue discount and will not be a discount note, if the amount by which its stated redemption price at maturity exceeds its issue price is less than 1/4 of 1 percent of its stated redemption price at maturity multiplied by the number of complete years to its maturity. If your note has de minimis original issue discount, you must include the de minimis original issue discount in income as stated principal payments are made on the note, unless you make the election described below under “Election to Treat All Interest as Original Issue Discount.” You can determine the includible amount with respect to each such payment by multiplying the total amount of your note’s de minimis original issue discount by a fraction equal to:

•	the amount of the principal payment made

divided by:

•	the stated principal amount of the note.
      Inclusion of Original Issue Discount in Income. Generally, if your discount note matures more than one year from its date of issue, you must include original issue discount, or OID, in income before you receive cash attributable to that income. The amount of OID that you must include in income is calculated using a constant-yield method, and generally you will include increasingly greater amounts of OID in income over the life of your discount note. More specifically, you can calculate the amount of OID that you must include in income by adding the daily portions of OID with respect to your discount note for each day during the taxable year or portion of the taxable year that you own your discount note. You can determine the daily portion by allocating to each day in any accrual period a pro rata portion of the OID allocable to that accrual period. You may select an accrual period of any length with respect to your discount note and you may vary the length of each accrual period over the term of your discount note. However, no accrual period may be longer than one year and each scheduled payment of interest or principal on your discount note must occur on either the first or final day of an accrual period.
      You can determine the amount of OID allocable to an accrual period by:

•	multiplying your discount note’s adjusted issue price at the beginning of the accrual period by your note’s yield to maturity; and then

•	subtracting from this figure the sum of the payments of qualified stated interest on your note allocable to the accrual period.
      You must determine the discount note’s yield to maturity on the basis of compounding at the close of each accrual period and adjusting for the length of each accrual period. Further, you determine your discount note’s adjusted issue price at the beginning of any accrual period by:

•	adding your discount note’s issue price and any accrued OID for each prior accrual period (determined without regard to the amortization of any acquisition or bond premium, as described below); and then

•	subtracting any payments made on your discount note in any prior accrual period that were not qualified stated interest payments.
      If an interval between payments of qualified stated interest on your discount note contains more than one accrual period, then, when you determine the amount of OID allocable to an accrual period, you must allocate the amount of qualified stated interest payable at the end of the interval (including any qualified stated interest that is payable on the first day of the accrual period immediately following the interval) pro rata to each accrual period in the interval based on their relative lengths. In addition, you must increase the adjusted issue price at the beginning of each accrual period in the interval by the amount of any qualified stated interest that has accrued prior to the first day of the accrual period but that is not payable until the end of the interval. You may compute the amount of OID allocable to an initial short accrual period by using any reasonable method if all other accrual periods, other than a final short accrual period, are of equal length.
      The amount of OID allocable to the final accrual period is equal to the difference between:

•	the amount payable at the maturity of your note (other than any payment of qualified stated interest); and

•	your note’s adjusted issue price as of the beginning of the final accrual period.
      Acquisition Premium. If you purchase your note for an amount that is less than or equal to the sum of all amounts (other than qualified stated interest) payable on your note after the purchase date but is greater than the amount of your note’s adjusted issue price (as determined above under “General”), the excess is “acquisition premium.” If you do not make the election described below under “Election to Treat All Interest as Original Issue Discount,” then you must reduce the daily portions of OID by an amount equal to:

•	the excess of your adjusted basis in the note immediately after purchase over the adjusted issue price of your note divided by:

•	the excess of the sum of all amounts payable (other than qualified stated interest) on your note after the purchase date over your note’s adjusted issue price.
      Pre-Issuance Accrued Interest. An election can be made to decrease the issue price of your note by the amount of pre-issuance accrued interest if:

•	a portion of the initial purchase price of your note is attributable to pre-issuance accrued interest;

•	the first stated interest payment on your note is to be made within one year of your note’s issue date; and

•	the payment will equal or exceed the amount of pre-issuance accrued interest.

      If this election is made, a portion of the first stated interest payment will be treated as a return of the excluded pre-issuance accrued interest and not as an amount payable on your note.
      Notes Subject to Contingencies Including Optional Redemption. Your note is subject to a contingency if it provides for an alternative payment schedule or schedules applicable upon the occurrence of a contingency or contingencies (other than a remote or incidental contingency), whether such contingency relates to payments of interest or of principal. In such a case, you must determine the yield and maturity of your note by assuming that the payments will be made according to the payment schedule most likely to occur if:

•	the timing and amounts of the payments that comprise each payment schedule are known as of the issue date; and

•	one of such schedules is significantly more likely than not to occur.
      If there is no single payment schedule that is significantly more likely than not to occur (other than because of a mandatory sinking fund), you must include income on your note in accordance with the general rules that govern contingent payment obligations. These rules will be discussed in the applicable prospectus supplement.
      Notwithstanding the general rules for determining yield and maturity, if your note is subject to contingencies, and either you or the issuer have an unconditional option or options that, if exercised, would require payments to be made on the note under an alternative payment schedule or schedules, then:

•	in the case of an option or options that the issuer may exercise, the issuer will be deemed to exercise or not exercise an option or combination of options in the manner that minimizes the yield on your note; and

•	in the case of an option or options that you may exercise, you will be deemed to exercise or not exercise an option or combination of options in the manner that maximizes the yield on your note.
      If both you and the issuer hold options described in the preceding sentence, those rules will apply to each option in the order in which they may be exercised. You may determine the yield on your note for the purposes of those calculations by using any date on which your note may be redeemed or repurchased as the maturity date and the amount payable on the date that you chose in accordance with the terms of your note as the principal amount payable at maturity.
      If a contingency (including the exercise of an option) actually occurs or does not occur contrary to an assumption made according to the above rules, then, except to the extent that a portion of your note is repaid as a result of this change in circumstances and solely to determine the amount and accrual of OID, you must redetermine the yield and maturity of your note by treating your note as having been retired and reissued on the date of the change in circumstances for an amount equal to your note’s adjusted issue price on that date.
      Election to Treat All Interest as Original Issue Discount. You may elect to include in gross income all interest that accrues on your note using the constant-yield method described above under the heading “Inclusion of Original Issue Discount in Income,” with the modifications described below. For purposes of this election, interest will include stated interest, OID, de minimis original issue discount, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium (described below under “— Notes Purchased at a Premium”) or acquisition premium.
      If you make this election for your note, then, when you apply the constant-yield method:

•	the issue price of your note will equal your cost;

•	the issue date of your note will be the date you acquired it; and

•	no payments on your note will be treated as payments of qualified stated interest.
      Generally, this election will apply only to the note for which you make it; however, if the note for which this election is made has amortizable bond premium, you will be deemed to have made an election to apply amortizable bond premium against interest for all debt instruments with amortizable bond premium (other than debt instruments the interest on which is excludible from gross income) that you own as of the beginning of the taxable year in which you acquire the note for which you made this election or which you acquire thereafter. Additionally, if you make this election for a market discount note, you will be treated as having made the election discussed below under “— Market Discount” to include market discount in income currently over the life of all debt instruments that you currently own or thereafter acquire. You may not revoke any election to apply the constant-yield method to all interest on a note or the deemed elections with respect to amortizable bond premium or market discount notes without the consent of the Internal Revenue Service.
      Variable Rate Notes. Your note will be a variable rate note if your note’s issue price does not exceed the total noncontingent principal payments by more than the lesser of:

•	0.015 multiplied by the product of the total noncontingent principal payments and the number of complete years to maturity from the issue date; or

•	15 percent of the total noncontingent principal payments;

and your note provides for stated interest, compounded or paid at least annually, only at:

(1)	one or more qualified floating rates;

(2)	a single fixed rate and one or more qualified floating rates;

(3)	a single objective rate; or

(4)	a single fixed rate and a single objective rate that is a qualified inverse floating rate.

Your note will have a variable rate that is a qualified floating rate if:

•	variations in the value of the rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which your note is denominated, or

•	the rate is equal to such a rate multiplied by either:

(1)	a fixed multiple that is greater than 0.65 but not more than 1.35; or

(2)	a fixed multiple greater than 0.65 but not more than 1.35, increased or decreased by a fixed rate, and the value of the rate on any date during the term of your note is set no earlier than three months prior to the first day on which that value is in effect and no later than one year following that first day.
      If your note provides for two or more qualified floating rates that are within 0.25 percentage points of each other on the issue date or can reasonably be expected to have approximately the same values throughout the term of the note, the qualified floating rates together constitute a single qualified floating rate.
      Your note will not have a qualified floating rate, however, if the rate is subject to certain restrictions (including caps, floors, governors, or other similar restrictions) unless such restrictions are fixed throughout the term of the note or are not reasonably expected to significantly affect the yield on the note.
      Your note will have a variable rate that is a single objective rate if:

•	the rate is not a qualified floating rate;

•	the rate is determined using a single, fixed formula that is based on objective financial or economic information that is not within the control of or unique to the circumstances of the issuer or a related party; and

•	the value of the rate on any date during the term of your note is set no earlier than three months prior to the first day on which that value is in effect and no later than one year following that first day.
      Your note will not have a variable rate that is an objective rate, however, if it is reasonably expected that the average value of the rate during the first half of your note’s term will be either significantly less than or significantly greater than the average value of the rate during the final half of your note’s term.

      An objective rate as described above is a qualified inverse floating rate if:

•	the rate is equal to a fixed rate minus a qualified floating rate; and

•	the variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the cost of newly borrowed funds.
      Your note will also have a single qualified floating rate or an objective rate if interest on your note is stated at a fixed rate for an initial period of one year or less followed by either a qualified floating rate or an objective rate for a subsequent period, and either:

•	the fixed rate and the qualified floating rate or objective rate have values on the issue date of the note that do not differ by more than 0.25 percentage points; or

•	the value of the qualified floating rate or objective rate is intended to approximate the fixed rate.
      Commercial paper rate notes, Prime rate notes, LIBOR notes, Treasury rate notes, CD rate notes, CMT rate notes, Eleventh District Cost of Funds rate notes and Federal funds rate notes generally will be treated as variable rate notes under these rules.
      In general, if your variable rate note provides for stated interest at a single qualified floating rate or objective rate, or one of those rates after a single fixed rate for an initial period, all stated interest on your note is qualified stated interest. In this case, the amount of OID, if any, is determined by using, in the case of a qualified floating rate or qualified inverse floating rate, the value as of the issue date of the qualified floating rate or qualified inverse floating rate, or, for any other objective rate, a fixed rate that reflects the yield reasonably expected for your note.
      If your variable rate note does not provide for stated interest at a single qualified floating rate or a single objective rate, and also does not provide for interest payable at a fixed rate other than a single fixed rate for an initial period, you generally must determine the interest and OID accruals on your note by:

•	determining a fixed rate substitute for each variable rate provided under your variable rate note;

•	constructing the equivalent fixed rate debt instrument, using the fixed rate substitute described above;

•	determining the amount of qualified stated interest and OID with respect to the equivalent fixed rate debt instrument; and

•	adjusting for actual variable rates during the applicable accrual period.
      When you determine the fixed rate substitute for each variable rate provided under the variable rate note, you generally will use the value of each variable rate as of the issue date or, for an objective rate that is not a qualified inverse floating rate, a rate that reflects the reasonably expected yield on your note.
      If your variable rate note provides for stated interest either at one or more qualified floating rates or at a qualified inverse floating rate, and also provides for stated interest at a single fixed rate other than at a single fixed rate for an initial period, you generally must determine interest and OID accruals by using the method described in the previous paragraph. However, your variable rate note will be treated, for purposes of the first three steps of the determination, as if your note had provided for a qualified floating rate, or a qualified inverse floating rate, rather than the fixed rate. The qualified floating rate, or qualified inverse floating rate, that replaces the fixed rate must be such that the fair market value of your variable rate note as of the issue date approximates the fair market value of an otherwise identical debt instrument that provides for the qualified floating rate, or qualified inverse floating rate, rather than the fixed rate.
      Short-Term Notes. In general, if you are an individual or other cash basis United States holder of a short-term note, you are not required to accrue OID (as specially defined below for the purposes of this paragraph) for US federal income tax purposes unless you elect to do so. However, you may be required to include any stated interest in income as you receive it. If you are an accrual basis taxpayer, a taxpayer in a special class, including, but not limited to, a common trust fund, or a certain type of pass through entity, or a cash basis taxpayer who so elects, you will be required to accrue OID on short-term notes on either a straight-line basis or under the constant-yield method, based on daily compounding. If you are not required and do not elect to include OID in income currently, any gain you realize on the sale or retirement of your short-term note will be ordinary income to the extent of the OID accrued on a straight-line basis, unless you make an election to accrue the OID under the constant-yield method, through the date of sale or retirement. However, if you are not required and do not elect to accrue OID on your short-term notes, you will be required to defer deductions for interest on borrowings allocable to your short-term notes in an amount not exceeding the deferred income until the deferred income is realized.
      When you determine the amount of OID subject to these rules, you must include all interest payments on your short-term note, including stated interest, in your short-term note’s stated redemption price at maturity.
      Foreign Currency Discount Notes. If your discount note is denominated in or determined by reference to a foreign currency, you must determine OID for any accrual period in that foreign currency, and then translate the amount of OID into US dollars in the same manner as stated interest accrued by an accrual basis United States holder, as described above under “— Payments of Interest.” You may recognize ordinary income or loss when you receive an amount attributable to OID in connection with a payment of interest or the sale or retirement of your note.
      Market Discount. You will be treated as if you purchased your note, other than a short-term note, at a market discount and your note will be a market discount note if:

•	you purchase your note for less than its issue price (as determined above under “General”); and

•	your note’s stated redemption price at maturity or, in the case of a discount note, the note’s revised issue price, exceeds the price you paid for your note by at least 1/4 of 1 percent of your note’s stated redemption price at maturity or revised issue price, respectively, multiplied by the number of complete years to the note’s maturity.
      To determine the revised issue price of your note for these purposes, you generally add any OID that has accrued on your note to its issue price.
      If your note’s stated redemption price at maturity or, in the case of a discount note, its revised issue price, does not exceed the price you paid for the note by 1/4 of 1 percent multiplied by the number of complete years to the note’s maturity, the excess constitutes de minimis market discount, and the rules that we discuss below are not applicable to you.
      If you recognize gain on the maturity or disposition of your market discount note, you must treat it as ordinary income to the extent of the accrued market discount on your note. Alternatively, you may elect to include market discount in income currently over the life of your note. If you make this election, it will apply to all debt instruments with market discount that you acquire on or after the first day of the first taxable year to which the election applies. You may not revoke this election without the consent of the Internal Revenue Service. You will accrue market discount on your market discount note on a straight-line basis unless you elect to accrue market discount using a constant-yield method. If you make this election to accrue market discount using a constant-yield method, it will apply only to the note with respect to which it is made and you may not revoke it.
      If you own a market discount note and do not elect to include market discount in income currently, you will generally be required to defer deductions for interest on borrowings allocable to your note in an amount not exceeding the accrued market discount on your note until the maturity or disposition of your note.
      Notes Purchased at a Premium. If you purchase your note for an amount in excess of its principal amount, other than payments of qualified stated interest, you may elect to treat the excess as amortizable bond premium. If you make this election, you will reduce the amount required to be included in your income each year with respect to interest on your note by the amount of amortizable bond premium allocable, based on your note’s yield to maturity, to that year. If your note is denominated in or determined by reference to a foreign currency, you will compute your amortizable bond premium in units of the foreign currency and your amortizable bond premium will reduce your interest income in units of the foreign currency. At the time your bond premium offsets your interest income, gain or loss recognized that is attributable to changes in exchange rates between the time your amortized bond premium offsets interest income and the time of the acquisition of your note is generally taxable as ordinary income or loss. If you make an election to amortize bond premium, it will apply to all debt instruments, other than debt instruments, the interest on which is excludible from gross income, that you own at the beginning of the first taxable year to which the election applies, and to all debt instruments that you thereafter acquire, and you may not revoke it without the consent of the Service. See also “Original Issue Discount — Election to Treat All Interest as Original Issue Discount.”
      Purchase, Sale and Retirement of the Notes. Your tax basis in your note will generally be the US dollar cost (as defined below) of your note, adjusted by:

•	adding any OID or market discount, de minimis original issue discount and de minimis market discount previously included in income with respect to your note; and then

•	subtracting the amount of any payments on your note that are not qualified stated interest payments and the amount of any amortizable bond premium applied to reduce interest on your note.
      If you purchase your note with a foreign currency, the US dollar cost of your note will generally be the US dollar value of the purchase price on the date of purchase. However, if you are a cash basis taxpayer, or an accrual basis taxpayer that so elects, and your note is traded on an established securities market, as defined in the applicable Treasury regulations, the US dollar cost of your note will be the US dollar value of the purchase price on the settlement date of your purchase.
      You will generally recognize gain or loss on the sale or retirement of your note equal to the difference between the amount you realize on the sale or retirement and your tax basis in your note. If your note is sold or retired for an amount in foreign currency, the amount you realize will be the US dollar value of such amount on the date the note is disposed of or retired, except that in the case of a note that is traded on an established securities market, as defined in the applicable Treasury regulations, a cash basis taxpayer, or an accrual basis taxpayer that so elects, will determine the amount realized based on the US dollar value of the foreign currency on the settlement date of the sale.
      You will recognize capital gain or loss when you sell or retire your note, except to the extent:

•	described above under “Original Issue Discount — Short-Term Notes” or “Market Discount”;

•	attributable to accrued but unpaid interest;

•	the rules governing contingent payment obligations apply; or

•	attributable to changes in exchange rates as described in the next paragraph.
      Capital gain of a noncorporate United States holder that is recognized before January 1, 2009 is generally taxed at a maximum rate of 15% where the holder has a holding period greater than one year.
      You must treat a portion of the gain or loss that you recognize on the sale or retirement of a note as United States source ordinary income or loss to the extent attributable to changes in exchange rates. However, you take exchange gain or loss into account only to the extent of the total gain or loss you realize on the transaction.
      Exchange of Amounts in Other Than US Dollars. If you receive foreign currency as interest on your note or on the sale or retirement of your note, your tax basis in the foreign currency will equal its US dollar value when the interest is received or at the time of the sale or retirement (or the settlement date if your note is traded on an established securities market and you are either a cash basis taxpayer or an accrual basis taxpayer that so elects). If you purchase foreign currency, you generally will have a tax basis equal to the US dollar value of the foreign currency on the date of your purchase. If you sell or dispose of a foreign currency, including if you use it to purchase notes or exchange it for US dollars, any gain or loss recognized generally will be ordinary income or loss.
      Indexed Notes. The applicable prospectus supplement or pricing supplement will discuss any special United States federal income tax rules with respect to notes the payments on which are determined by reference to any index and other notes that are subject to the rules governing contingent payment obligations and that are not subject to the rules governing variable rate notes.

United States Alien Holders (KfW Finance)
      This section describes the tax consequences to a “United States alien holder” of notes issued by KfW Finance. You are a United States alien holder if you are the beneficial owner of a note and are, for United States federal income tax purposes:

•	a nonresident alien individual;

•	a foreign corporation; or

•	an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from a note.
      If you are a United States holder of notes issued by KfW Finance, this section does not apply to you.
      This discussion assumes that the note is not subject to the rules of Section 871(h)(4)(A) of the Code, which relates to interest payments that are determined by reference to the income, profits, changes in the value of property or other attributes of the debtor or a related party.
      Under US federal income and estate tax law, and subject to the discussion of backup withholding below, if you are a United States alien holder of a note:

•	KfW Finance and its paying agents will not be required to deduct US withholding tax from payments of principal, premium, if any, interest, including OID, and any additional amounts to you if, in the case of interest and additional amounts,

(1)	you do not actually or constructively own 10% or more of the total combined voting power of all classes of stock of KfW Finance entitled to vote;

(2)	you are not a controlled foreign corporation that is related to KfW Finance through stock ownership; and

(3)	the US payor does not have actual knowledge or reason to know that you are a United States person and

(a)	you have furnished to the US payor an Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are not a United States person;

(b)	in the case of payments made outside the United States to you at an offshore account (generally, an account maintained by you at a bank or other financial institution at any location outside the United States), you have furnished to the US payor documentation that establishes your identity and your status as a non-United States person;

(c)	the US payor has received a withholding certificate (furnished on an appropriate Internal Revenue Service Form W-8 or an acceptable substitute form) from a person claiming to be:

(i)	a withholding foreign partnership (generally a foreign partnership that has entered into an agreement with the Internal Revenue Service to assume primary withholding responsibility with respect to distributions and guaranteed payments it makes to its partners),

(ii)	a qualified intermediary (generally a non-United States financial institution or clearing organization or a non-United States branch or office of a United States financial institution or clearing organization that is a party to a withholding agreement with the Internal Revenue Service), or

(iii)	a US branch of a non-United States bank or of a non-United States insurance company, and the withholding foreign partnership, qualified intermediary or US branch has received documentation upon which it may rely to treat the payment as made to a non-United States person in accordance with US Treasury regulations (or, in the case of a qualified intermediary, in accordance with its agreement with the Internal Revenue Service),

(d)	the US payor receives a statement from a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business,

(i)	certifying to the US payor under penalties of perjury that an Internal Revenue Service Form W-8BEN or an acceptable substitute form has been received from you by it or by a similar financial institution between it and you, and

(ii)	to which is attached a copy of the Internal Revenue Service Form W-8BEN or acceptable substitute form, or

(e)	the US payor otherwise possesses documentation upon which it may rely to treat the payment as made to a non-United States person in accordance with US Treasury regulations; and

•	no deduction for any United States federal withholding tax will be made from any gain that you realize on the sale or exchange of your note.
      Further, a note held by an individual, who at death is not a citizen or resident of the United States will not be includible in the individual’s gross estate for US federal estate tax purposes if:

•	the decedent did not actually or constructively own 10% or more of the total combined voting power of all classes of stock of KfW Finance entitled to vote at the time of death; and

•	the income on the note would not have been effectively connected with a United States trade or business of the decedent at the same time.
United States Alien Holders (KfW)
      This section describes the tax consequences to a United States alien holder of notes issued by KfW. If you are a United States holder of notes issued by KfW, this section does not apply to you.
      Payments of Interest. Subject to the discussion of backup withholding below, payments of principal, premium, if any, and interest, including OID, on a note is exempt from US federal income tax, including withholding tax, whether or not you are engaged in a trade or business in the United States, unless:

•	you have an office or other fixed place of business in the United States to which the interest is attributable; and

•	you derive the interest in the active conduct of a banking, financing or similar business within the United States.
      Purchase, Sale, Retirement and Other Disposition of the Notes. You generally will not be subject to US federal income tax on gain realized on the sale, exchange or retirement of a note unless:

•	the gain is effectively connected with your conduct of a trade or business in the United States; or

•	you are an individual, you are present in the United States for 183 or more days during the taxable year in which the gain is realized and certain other conditions exist.
      For purposes of the US federal estate tax, the notes will be treated as situated outside the United States and will not be includible in the gross estate of a holder who is neither a citizen nor a resident of the United States at the time of death.
Treasury Regulations Requiring Disclosure of Reportable Transactions
      United States taxpayers are required to report certain transactions that give rise to a loss in excess of certain thresholds (a “Reportable Transaction”). Under these regulations, if the notes are denominated in a foreign currency, a United States holder (or a United States alien holder that holds the notes in connection with a U.S. trade or business) that recognizes a loss with respect to the notes that is characterized as an ordinary loss due to changes in currency exchange rates (under any of the rules discussed above) would be required to report the loss on Internal Revenue Service Form 8886 (Reportable Transaction Statement) if the loss exceeds the thresholds set forth in the regulations. For individuals and trusts, this loss threshold is $50,000 in any single taxable year. For other types of taxpayers and other types of losses, the thresholds are higher. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of notes.
Backup Withholding and Information Reporting (KfW Finance)
      This section describes the backup withholding and information reporting relating to holders of notes issued by KfW Finance.
      United States Holders. In general, if you are a noncorporate United States holder, KfW Finance and other payors may be required to report to the Internal Revenue Service all payments of principal, any premium and interest on your note, and the accrual of OID on a discount note. In addition, the proceeds of the sale of your note before maturity within the United States will be reported to the Internal Revenue Service. Additionally, backup withholding will apply to any payments, including payments of OID, if you fail to provide an accurate taxpayer identification number, or you are notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns.
      United States Alien Holders. In general, if you are a United States alien holder, payments of principal, premium and interest (including OID) made by KfW Finance and other payors to you will not be subject to backup withholding and information reporting, provided that the certification requirements described above under “United States Alien Holders (KfW Finance)” are satisfied or you otherwise establish an exemption. However, KfW Finance and other payors are required to report payments of interest on your notes on Internal Revenue Service Form 1042-S even if the payments are not otherwise subject to information reporting requirements. In addition, payment of the proceeds from the sale of notes effected at a United States office of a broker will not be subject to backup withholding and information reporting provided that:

•	the broker does not have actual knowledge or reason to know that you are a United States person and you have furnished to the broker:

(1)	an appropriate Internal Revenue Service Form W-8 or an acceptable substitute form upon which you certify, under penalties of perjury, that you are not a United States person; or

(2)	other documentation upon which it may rely to treat the payment as made to a non-United States person in accordance with US Treasury regulations, or

•	you otherwise establish an exemption.
      If you fail to establish an exemption and the broker does not possess adequate documentation of your status as a non-United States person, the payments may be subject to information reporting and backup withholding. However, backup withholding will not apply with respect to payments made to an offshore account maintained by you unless the broker has actual knowledge that you are a United States person.
      In general, payment of the proceeds from the sale of notes effected at a foreign office of a broker will not be subject to information reporting or backup withholding. However, a sale effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

•	the proceeds are transferred to an account maintained by you in the United States;

•	the payment of proceeds or the confirmation of the sale is mailed to you at a United States address; or

•	the sale has some other specified connection with the United States as provided in US Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above (relating to a sale of notes effected at a United States office of a broker are met or you otherwise establish an exemption.
      In addition, payment of the proceeds from the sale of notes effected at a foreign office of a broker will be subject to information reporting if the broker is:

•	a United States person;

•	a controlled foreign corporation for United States tax purposes;

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period; or

•	a foreign partnership, if at any time during its tax year:

(1)	one or more of its partners are “US persons,” as defined in US Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

(2)	such foreign partnership is engaged in the conduct of a United States trade or business, unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above (relating to a sale of notes effected at a United States office of a broker) are met or you otherwise establish an exemption.
Backup Withholding and Information Reporting (KfW)
      This section describes the backup withholding and information reporting requirements regarding holders of notes issued by KfW.
      United States Holders. If you are a noncorporate United States holder, information reporting requirements, on Internal Revenue Service Form 1099, generally will apply to:

•	payments of principal, premium and interest (including OID) on a note within the United States, including payments made by wire transfer from outside the United States to an account you maintain in the United States; and

•	the payment of proceeds from the sale of a note effected at a United States office of a broker.
      Additionally, backup withholding will apply to such payments if you are a noncorporate United States holder that:

•	fails to provide an accurate taxpayer identification number;

•	is notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns; or

•	in certain circumstances, fails to comply with applicable certification requirements.
      United States Alien Holders. If you are a United States alien holder, you are generally exempt from backup withholding and information reporting requirements with respect to:

•	payments of principal, premium and interest (including OID) made to you outside the United States by KfW or another non-United States payor; and

•	other payments of principal, premium and interest (including OID), and the payment of the proceeds from the sale of a note effected at a United States office of a broker, as long as the income associated with such payments is otherwise exempt from United States federal income tax, and:

•	the payor or broker does not have actual knowledge or reason to know that you are a United States person and you have furnished to the payor or broker:

(1)	an Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person; or

(2)	other documentation upon which it may rely to treat the payments as made to a non- United States person in accordance with US Treasury regulations; or

•	you otherwise establish an exemption.
      Payment of the proceeds from the sale of notes issued by KfW will have the same tax treatment as payments of the proceeds from the sale of notes issued by KfW Finance described above.
PLAN OF DISTRIBUTION
      KfW and KfW Finance may each sell securities in any of two ways:

•	through underwriters or dealers; or

•	directly to one or a limited number of institutional purchasers.
      Each prospectus supplement and, if applicable, each pricing supplement with respect to securities will set forth the terms of the offering of the securities, including the name or names of any underwriters, the price of the securities or the basis on which the price will be determined and the net proceeds to KfW or KfW Finance, as the case may be, from the sale, any underwriting discounts or other items constituting underwriters’ compensation, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which the securities may be listed.
      If underwriters are used in any sale, the underwriters will acquire securities for their own account and may resell them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or others, as designated. Unless otherwise set forth in the applicable prospectus supplement and, if applicable, pricing supplement, the obligations of the underwriters to purchase securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all securities offered if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.
      Under agreements entered into with KfW and KfW Finance, underwriters may be entitled to indemnification by KfW and KfW Finance against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the underwriters may be required to make in respect of those liabilities. Underwriters may engage in transactions with or perform services for KfW and KfW Finance in the ordinary course of business.
VALIDITY OF SECURITIES AND KFW GUARANTEE
      The validity of each series of securities issued by KfW will be passed upon on behalf of KfW by the legal department of KfW and on behalf of the underwriters by Hengeler Mueller Partnerschaft von Rechtsanwälten, Frankfurt am Main.
      The validity of each series of securities issued by KfW Finance will be passed upon on behalf of KfW Finance by Sullivan & Cromwell LLP, New York, New York, and on behalf of the underwriters by Simpson Thacher & Bartlett LLP, New York, New York.
      The validity of the KfW guarantee relating to the securities of such series issued by KfW Finance will be passed upon on behalf of KfW Finance by the legal department of KfW and by Sullivan & Cromwell LLP, and on behalf of the underwriters by Simpson Thacher & Bartlett LLP and Hengeler Mueller Partnerschaft von Rechtsanwälten.

      All statements in this prospectus with respect to the Guarantee of the Federal Republic have been passed upon by the legal department of KfW, and are included upon its authority.
      As to all matters of German law, Sullivan & Cromwell LLP and Simpson Thacher & Bartlett LLP may rely on the opinions of the legal department of KfW and Hengeler Mueller Partnerschaft von Rechtsanwälten, respectively.
      Robert M. Thomas, Jr. and David F. Morrison, partners of Sullivan & Cromwell LLP, serve as Vice Chairman of the Board of Directors and Assistant Secretary, and as Director, Vice President and Assistant Secretary, respectively, of KfW Finance.
LIMITATIONS ON ACTIONS AGAINST THE FEDERAL REPUBLIC
      The Federal Republic will not waive any immunity from jurisdiction in the United States for any purpose. The Federal Republic is, however, subject to suit in competent courts in Germany. The United States Foreign Sovereign Immunities Act may provide an effective means of service and preclude granting sovereign immunity in actions in the United States arising out of or based on the United States federal securities laws. Under that Act, execution upon the property of the Federal Republic in the United States to enforce a judgment is limited to an execution upon property of the Federal Republic used for the commercial activity on which the claim was based. A judgment of a United States state or federal court may not be enforceable in a German court if based on jurisdiction based on the United States Foreign Sovereign Immunities Act or if based on the United States federal securities laws or if such enforcement would otherwise violate German public policy or be inconsistent with German procedural law. Under the laws of the Federal Republic, the property of the State is not subject to attachment or to seizure.
ENFORCEMENT OF CIVIL LIABILITIES AGAINST KFW
      KfW is located in Germany and the members of the Board of Managing Directors and the Board of Supervisory Directors, as well as the experts and governmental officials referred to in this prospectus, are non-residents of the United States, and all or a substantial portion of the assets of KfW and of certain of such other persons are located outside the United States. As a result, it may be difficult or impossible for investors to obtain jurisdiction over those persons in proceedings brought in courts in the United States, or to realize in the United States upon judgments of United States courts against those persons, including judgments predicated upon civil liabilities under the United States securities laws. There may be doubt as to the enforceability in the German courts in original actions of liabilities predicated upon U.S. securities laws and as to the enforceability in German courts of judgments of United States courts including judgments imposing liabilities predicated upon U.S. securities laws.
AUTHORIZED REPRESENTATIVE IN THE UNITED STATES
      The name and address of the authorized representative of KfW and the Federal Republic in the United States for purposes of the Securities Act of 1933 is KfW International Finance Inc., 1105 North Market Street, Suite 1300, Wilmington, Delaware 19899, USA.
OFFICIAL STATEMENTS AND DOCUMENTS
      The information set forth in this prospectus or incorporated in this prospectus by reference relating to the Federal Republic is stated by Heinjörg Herrmann in his official capacity as Ministerialrat in the Federal Ministry of Finance. The documents referred to in the information incorporated in this prospectus by reference relating to the Federal Republic as being the sources of financial or statistical data set forth in that information are in all cases official public documents of the Federal Republic or its agencies, with the exception of the International Financial Statistics of the International Monetary Fund, the Annual Report of the European Investment Bank and documents released by the European Union on its official website, which are official public documents of these international organizations.

KfW, Frankfurt/Main, Federal Republic of Germany
C$400,000,000
5.05% Global Notes due 2025

Prospectus Supplement

CIBC World Markets
RBC Capital Markets
Dated March 16, 2006